Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
NITROMED, INC.,
a Delaware corporation;
NEWPORT ACQUISITION CORP.,
a Delaware corporation; and
ARCHEMIX CORP.,
a Delaware corporation
Dated as of November 18, 2008

Table of Contents

1. DESCRIPTION OF TRANSACTION	2
1.1 The Merger	2
1.2 Effects of the Merger	2
1.3 Closing; Effective Time	2
1.4 Certificate of Incorporation and Bylaws	2
1.5 Recapitalization of NitroMed Common Stock	3
1.6 Conversion of Archemix Shares	4
1.7 Calculation of Net Cash	5
1.8 Closing of Archemix’s Transfer Books	6
1.9 Surrender of Certificates	6
1.10 Appraisal Rights	8
1.11 Further Action	8
1.12 Tax Consequences	9
1.13 Withholding	9
2. REPRESENTATIONS AND WARRANTIES OF ARCHEMIX	9
2.1 Due Organization; No Subsidiaries; Etc	9
2.2 Certificate of Incorporation and Bylaws; Records	10
2.3 Capitalization, Etc	10
2.4 Financial Statements	11
2.5 Absence of Changes	12
2.6 Title to Assets	14
2.7 Bank Accounts	14
2.8 Equipment; Leasehold	14
2.9 Intellectual Property	14
2.10 Contracts	18
2.11 Liabilities; Fees, Costs and Expenses	20
2.12 Compliance with Legal Requirements	20
2.13 Governmental Authorizations	21
2.14 Tax Matters	21
2.15 Employee and Labor Matters; Benefit Plans	23
2.16 Environmental Matters	28
2.17 Insurance	28
2.18 Legal Proceedings; Orders	28
2.19 Authority; Binding Nature of Agreement	29
2.20 Non-Contravention; Consents	29
2.21 Vote Required	30
2.22 Regulatory Compliance	30
2.23 Archemix Action	31
2.24 Anti-Takeover Law	31
2.25 No Financial Advisor	31
2.26 Certain Payments	31
2.27 Disclosure	32
3. REPRESENTATIONS AND WARRANTIES OF NITROMED AND MERGER SUB	32
3.1 Due Organization; Subsidiaries; Etc	32

i

3.2 Certificate of Incorporation and Bylaws; Records	33
3.3 Capitalization, Etc	34
3.4 SEC Filings; Financial Statements	35
3.5 Absence of Changes	36
3.6 Liabilities; Fees, Costs and Expenses	38
3.7 Compliance with Legal Requirements	38
3.8 Governmental Authorizations	39
3.9 Equipment; Leasehold	39
3.10 Intellectual Property	39
3.11 Contracts	43
3.12 Tax Matters	45
3.13 Employee and Labor Matters; Benefit Plans	47
3.14 Environmental Matters	52
3.15 Insurance	53
3.16 Title to Assets; Bank Accounts; Receivables	53
3.17 Legal Proceedings; Orders	54
3.18 Non-Contravention; Consents	54
3.19 Vote Required	55
3.20 Regulatory Compliance	55
3.21 NitroMed Action	57
3.22 No Financial Advisor	57
3.23 Certain Payments	57
3.24 Authority; Binding Nature of Agreement	57
3.25 Anti-Takeover Law	58
3.26 Valid Issuance	58
3.27 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act	58
3.28 Disclosure	59
4. CERTAIN COVENANTS OF THE PARTIES	59
4.1 Access and Investigation	59
4.2 Operation of NitroMed’s Business	60
4.3 Operation of Archemix’s Business	61
4.4 Disclosure Schedule Updates	61
4.5 No Solicitation	62
4.6 Employee Benefit Plans	63
5. ADDITIONAL AGREEMENTS OF THE PARTIES	63
5.1 Registration Statement; Joint Proxy Statement/Prospectus	63
5.2 Archemix Stockholders’ Meeting	64
5.3 NitroMed Stockholders’ Meeting	65
5.4 Regulatory Approvals	67
5.5 Archemix Stock Options; Archemix Warrants	67
5.6 NitroMed Options	69
5.7 Indemnification of Officers and Directors	69
5.8 Additional Agreements	71
5.9 Disclosure	72
5.10 Listing	72

5.11 Directors and Officers	72
5.12 Tax Matters	73
5.13 Equity Retention Plan	74
5.14 Archemix Affiliates	74
5.15 Resale Registration Statement	74
5.16 Section 16(b)	74
5.17 Current Report on Form 8-K	75
6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY	75
6.1 Effectiveness of Registration Statement	75
6.2 No Restraints	75
6.3 Stockholder Approval	75
6.4 Governmental Authorization	75
6.5 Listing	75
6.6 Regulatory Matters	76
7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF NITROMED AND MERGER SUB	76
7.1 Accuracy of Representations	76
7.2 Performance of Covenants	76
7.3 Consents	76
7.4 Agreements and Other Documents	76
8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF ARCHEMIX	77
8.1 Accuracy of Representations	77
8.2 Performance of Covenants	77
8.3 Consents	77
8.4 Documents	78
8.5 Certificate of Amendment	78
8.6 Net Cash at Closing	78
8.7 BiDil Divestiture	78
9. TERMINATION	78
9.1 Termination	78
9.2 Effect of Termination	81
9.3 Expenses; Termination Fees	81
10. MISCELLANEOUS PROVISIONS	82
10.1 Non-Survival of Representations and Warranties	82
10.2 Amendment	82
10.3 Waiver	83
10.4 Entire Agreement; Counterparts; Exchanges by Facsimile	83
10.5 Applicable Law; Jurisdiction	83
10.6 Attorneys’ Fees	84
10.7 Assignability; No Third Party Beneficiaries	84
10.8 Notices	84
10.9 Cooperation	85
10.10 Severability	85
10.11 Other Remedies; Specific Performance	85
10.12 Construction	86

Exhibits

Exhibit A	Capitalized Terms
Exhibit B	Form of Archemix Stockholder Voting Agreement
Exhibit C	Form of NitroMed Stockholder Voting Agreement

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 18, 2008, by and among NITROMED, INC., a Delaware corporation (“NITROMED”); NEWPORT ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of NitroMed (“Merger Sub”); and ARCHEMIX CORP., a Delaware corporation (“Archemix”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
     A. NitroMed and Archemix intend to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Archemix (the “Merger”) in accordance with and subject to the terms of this Agreement and the DGCL.
     B. NitroMed and Archemix intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368 of the Code.
     C. The board of directors of NitroMed (i) has determined that the Merger is fair to, and in the best interests of, NitroMed and its stockholders, (ii) has approved this Agreement, the BiDil Divestiture and the transactions contemplated thereby, the Merger, the issuance of shares of NitroMed Common Stock to the stockholders of Archemix pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of NitroMed vote to approve the BiDil Divestiture and the transactions contemplated thereby and the issuance of shares of NitroMed Common Stock to the stockholders of Archemix pursuant to the terms of this Agreement and such other actions as contemplated by this Agreement.
     D. The board of directors of Archemix (i) has determined that the Merger is advisable and fair to, and in the best interests of, Archemix and its stockholders, (ii) has approved this Agreement, the Merger and the other Contemplated Transactions and has deemed this Agreement advisable and (iii) has approved and determined to recommend the adoption of this Agreement to the stockholders of Archemix.
     E. In order to induce NitroMed to enter into this Agreement and to cause the Merger to be consummated, NitroMed and the stockholders of Archemix listed on Schedule 1 hereto are executing voting agreements and irrevocable proxies in favor of NitroMed concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “Archemix Stockholder Voting Agreements”).
     F. In order to induce Archemix to enter into this Agreement and to cause the Merger to be consummated, Archemix and the stockholders of NitroMed listed on Schedule 2 hereto are executing voting agreements and irrevocable proxies in favor of Archemix concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “NitroMed Stockholder Voting Agreements”).

AGREEMENT
     The Parties to this Agreement, intending to be legally bound, agree as follows:
     1. DESCRIPTION OF TRANSACTION
          1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Archemix, the separate existence of Merger Sub shall cease, and Archemix shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
          1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Archemix and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Archemix and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, as promptly as practicable (but in no event later than the fifth Business Day) following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) or at such other time, date and place as Archemix and NitroMed may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to NitroMed and Archemix. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by NitroMed and Archemix and specified in such Certificate of Merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
          1.4 Certificate of Incorporation and Bylaws. At the Effective Time:
               (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;
               (b) the Certificate of Incorporation of NitroMed shall be the Certificate of Incorporation of NitroMed immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time, NitroMed shall file an amendment to its certificate of incorporation to change the name of NitroMed to “Archemix Corp.”; and
               (c) NitroMed shall cause the Bylaws of the Surviving Corporation to be amended to read in their entirety in a manner to be agreed upon by NitroMed and Archemix and such bylaws, as so amended, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by the DGCL and such Bylaws.
          1.5 Recapitalization of NitroMed Common Stock.
               (a) Immediately prior to the Effective Time, and subject to receipt of the requisite stockholder approval at the NitroMed Stockholders Meeting, NitroMed shall cause to be filed a Certificate of Amendment to its Certificate of Incorporation (the “NitroMed Certificate of Amendment”), whereby without any further action on the part of NitroMed, Archemix or any stockholder of NitroMed:
                         (i) each share of NitroMed Common Stock issued and outstanding immediately prior to the filing of the NitroMed Certificate of Amendment shall be converted into and become a fractional number of fully paid and nonassessable shares of NitroMed Common Stock to be determined by NitroMed and Archemix (the “Reverse Stock Split”); and
                         (ii) any shares of NitroMed Common Stock held as treasury stock or held or owned by NitroMed immediately prior to the filing of the NitroMed Certificate of Amendment shall each be converted into and become an identical fractional number of shares of NitroMed Common Stock as determined by NitroMed and Archemix in connection with Section 1.5(a)(i) above.
               (b) No fractional shares of NitroMed Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip for any such fractional shares shall be issued. Any holder of NitroMed Common Stock who would otherwise be entitled to receive a fraction of a share of NitroMed Common Stock (after aggregating all fractional shares of NitroMed Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of NitroMed Common Stock, be paid in cash the dollar amount (provided to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of NitroMed Common Stock on the NASDAQ Global Market on the date immediately preceding the effective date of the Reverse Stock Split.
               (c) The exchange ratios set forth in Schedule I hereto shall be appropriately adjusted at the Effective Time to account for the effect of the Reverse Stock Split without enlarging or diluting the relative rights and ownership of the stockholders of Archemix and NitroMed resulting from such exchange ratios.

          1.6 Conversion of Archemix Shares.
               (a) At the Effective Time, by virtue of the Merger and without any further action on the part of NitroMed, Archemix or any stockholder of Archemix:
                         (i) any shares of Archemix Common Stock held as treasury stock or held or owned by Archemix immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;
                         (ii) subject to Section 1.6(c), each share of Archemix Common Stock and each share of Archemix Series C Preferred Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of NitroMed Common Stock equal to the Applicable Archemix Common Stock Exchange Ratio; and
                         (iii) subject to Section 1.6(c), each share of Archemix Series A Preferred Stock and Archemix Series B Preferred Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of NitroMed Common Stock equal to the Applicable Archemix Preferred Stock Exchange Ratio.
               (b) If any shares of Archemix Common Stock or Archemix Preferred Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with Archemix, then the shares of NitroMed Common Stock issued in exchange for such shares of Archemix Common Stock or Archemix Preferred Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of NitroMed Common Stock shall accordingly be marked with appropriate legends. Archemix shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.
               (c) No fractional shares of NitroMed Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Archemix Common Stock or Archemix Preferred Stock who would otherwise be entitled to receive a fraction of a share of NitroMed Common Stock (after aggregating all fractional shares of NitroMed Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Archemix Stock Certificate(s) (as defined in Section 1.8), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of NitroMed Common Stock on the NASDAQ Global Market on the date the Merger becomes effective.
               (d) All Archemix Options outstanding immediately prior to the Effective Time under the Archemix Stock Option Plan and all Archemix Warrants outstanding immediately prior to the Effective Time shall be assumed by NitroMed and shall become, following the Effective Time, options to purchase NitroMed Common Stock or warrants to purchase NitroMed Common Stock, as applicable, in accordance with Section 5.5.
               (e) Each share of Common Stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.
          1.7 Calculation of Net Cash.
               (a) NitroMed and Archemix shall agree upon an anticipated date for Closing (the “First Anticipated Closing Date”) at least ten Business Days prior to the NitroMed Stockholders’ Meeting. At least five Business Days prior to the First Anticipated Closing Date, but not more than ten Business Days prior to such date, NitroMed shall deliver to Archemix a schedule (a “Net Cash Schedule”) in substantially the form of Schedule II attached hereto, setting forth, in reasonable detail, NitroMed’s estimate of Net Cash (the “Net Cash Estimation”) as of the First Anticipated Closing Date. NitroMed shall make the work papers and back-up materials used in preparing the applicable Net Cash Schedule available to Archemix and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.
               (b) Within ten Business Days after NitroMed delivers the applicable Net Cash Schedule (a “Lapse Date”), Archemix shall have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to NitroMed (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the applicable Net Cash Estimation.
               (c) If on or prior to any Lapse Date, (i) Archemix notifies NitroMed that it has no objections to the applicable Net Cash Estimation or (ii) Archemix fails to deliver a Dispute Notice as provided above, then the Net Cash Estimation as set forth in the Net Cash Schedule shall be deemed, on the date of such notification (in the case of (i) above) or on the applicable Lapse Date (in the case of (ii) above) (the applicable date being referred to herein as the “Non-Dispute Net Cash Determination Date”), to have been finally determined for purposes of this Agreement and to represent the Net Cash at Closing for purposes of Sections 1.6(a) and 8.6 and the calculation on Schedule I hereto, so long as Closing occurs within five Business Days after the applicable Non-Dispute Net Cash Determination Date.
               (d) If Archemix delivers a Dispute Notice on or prior to the applicable Lapse Date, then Representatives of NitroMed and Archemix shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash as of a particular date to be agreed to by NitroMed and Archemix, which Net Cash amount shall be deemed, on the date of agreement between NitroMed and Archemix as to such amount (a “Dispute Net Cash Determination Date”), as the final determination for purposes of this Agreement of Net Cash at Closing for purposes of Sections 1.6(a) and 8.6 and the calculation on Schedule I hereto, so long as Closing occurs within five Business Days after the applicable Dispute Net Cash Determination Date.
               (e) If Representatives of NitroMed and Archemix pursuant to clause (d) above are unable to negotiate an agreed-upon determination of Net Cash as of a particular date to be agreed to by NitroMed and Archemix, or if Closing does not occur within five Business Days after an applicable Non-Dispute Net Cash Determination Date or an applicable Dispute Net Cash Determination Date, then NitroMed and Archemix shall agree upon an additional anticipated date for Closing (a “Subsequent Anticipated Closing Date”) and thereafter follow the procedures set forth in Sections 1.7(a) through 1.7(d) above as many times as necessary (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date in each instance) until Net Cash at Closing for purposes of Sections 1.6(a) and 8.6 and Schedule I hereto is or is deemed to have been finally determined for purposes of this Agreement pursuant to this Section 1.7.
          1.8 Closing of Archemix’s Transfer Books. At the Effective Time: (a) all shares of Archemix Common Stock and Archemix Preferred Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of certificates representing shares of Archemix Common Stock or Archemix Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Archemix except as otherwise provided herein; and (b) the stock transfer books of Archemix shall be closed with respect to all shares of Archemix Common Stock and Archemix Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Archemix Common Stock or Archemix Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Archemix Common Stock or Archemix Preferred Stock outstanding immediately prior to the Effective Time (an “Archemix Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.9) or to the Surviving Corporation, such Archemix Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.
          1.9 Surrender of Certificates.
               (a) On or prior to the Closing Date, NitroMed and Archemix shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, NitroMed shall deposit with the Exchange Agent: (i) certificates representing the shares of NitroMed Common Stock issuable pursuant to Section 1.6; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(c). The shares of NitroMed Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”
               (b) Promptly after the Effective Time, but in no event more than 5 Business Days after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Archemix Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as

NitroMed may reasonably specify (including a provision confirming that delivery of Archemix Stock Certificates shall be effected, and risk of loss and title to Archemix Stock Certificates shall pass, only upon delivery of such Archemix Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Archemix Stock Certificates in exchange for certificates representing NitroMed Common Stock. Upon surrender of an Archemix Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or NitroMed: (A) the holder of such Archemix Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of NitroMed Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6 (and cash in lieu of any fractional share of NitroMed Common Stock); and (B) the Archemix Stock Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Archemix Common Stock or Archemix Preferred Stock which is not registered in the transfer records of Archemix, a certificate representing the proper number of shares of NitroMed Common Stock plus cash in lieu of fractional shares pursuant to Section 1.6(c) may be issued or paid to a person other than the person in whose name the applicable Archemix Stock Certificate so surrendered is registered, if such Archemix Stock Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid, along with an applicable affidavit with respect to such Archemix Stock Certificate and such bond indemnifying NitroMed against any claims suffered by NitroMed related to such Archemix Stock Certificate or any NitroMed Common Stock issued in exchange therefor as NitroMed may reasonably request. Until surrendered as contemplated by this Section 1.9(b), each Archemix Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of NitroMed Common Stock (and cash in lieu of any fractional share of NitroMed Common Stock) as contemplated by Section 1.6. If any Archemix Stock Certificate shall have been lost, stolen or destroyed, NitroMed may, in its discretion and as a condition precedent to the delivery of any shares of NitroMed Common Stock with respect to the shares of Archemix Common Stock previously represented by such Archemix Stock Certificate, require the owner of such lost, stolen or destroyed Archemix Stock Certificate to provide an applicable affidavit with respect to such Archemix Stock Certificate and post a bond indemnifying NitroMed against any claim suffered by NitroMed related to the lost, stolen or destroyed Archemix Stock Certificate or any NitroMed Common Stock issued in exchange therefor as NitroMed may reasonably request.
               (c) No dividends or other distributions declared or made with respect to NitroMed Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Archemix Stock Certificate with respect to the shares of NitroMed Common Stock that such holder has the right to receive pursuant to the Merger until such holder surrenders such Archemix Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).
               (d) Any portion of the Exchange Fund that remains undistributed to holders of Archemix Stock Certificates as of the date 180 days after the Closing Date shall be delivered or made available to NitroMed upon demand, and any holders of Archemix Stock

Certificates who have not theretofore surrendered their Archemix Stock Certificates in accordance with this Section 1.9 shall thereafter look only to NitroMed for satisfaction of their claims for NitroMed Common Stock, cash in lieu of fractional shares of NitroMed Common Stock and any dividends or distributions with respect to shares of NitroMed Common Stock.
               (e) Each of the Exchange Agent and NitroMed shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Archemix Stock Certificate such amounts as NitroMed determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
               (f) No party to this Agreement shall be liable to any holder of any Archemix Stock Certificate or to any other Person with respect to any shares of NitroMed Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.
          1.10 Appraisal Rights.
               (a) Notwithstanding any provision of this Agreement to the contrary, shares of Archemix Common Stock and Archemix Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Archemix Common Stock or Archemix Preferred Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Archemix Common Stock or Archemix Preferred Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Archemix Common Stock or Archemix Preferred Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.9.
               (b) Archemix shall give NitroMed prompt written notice of any demands by dissenting stockholders received by Archemix, withdrawals of such demands and any other instruments served on Archemix and any material correspondence received by Archemix in connection with such demands.
          1.11 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Archemix, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Archemix and otherwise) to take such action.
          1.12 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.
          1.13 Withholding. NitroMed shall be entitled to deduct, withhold and pay over to the applicable governmental entity from the consideration otherwise payable pursuant to this Agreement to any recipient of a payment hereunder such minimum amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by NitroMed, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipient in respect of which such deduction and withholding was made by NitroMed, and NitroMed covenants that such withholding shall be paid to the applicable governmental entity when such amount is due.
     2. REPRESENTATIONS AND WARRANTIES OF ARCHEMIX
     Archemix represents and warrants to NitroMed as follows, except as set forth in the written disclosure schedule delivered or made available by Archemix to NitroMed (the “Archemix Disclosure Schedule”). The Archemix Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosure in any section or subsection of the Archemix Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent that disclosure in one subsection of the Archemix Disclosure Schedule is specifically referred to in another subsection of the Archemix Disclosure Schedule by appropriate cross-reference and except to the extent that the relevance of a disclosure in one subsection of the Archemix Disclosure Schedule to another subsection of the Archemix Disclosure Schedule is reasonably apparent.
          2.1 Due Organization; No Subsidiaries; Etc.
               (a) Archemix is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.
               (b) Archemix has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Archemix Corp.”
               (c) Archemix is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified, authorized, registered or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Archemix Material Adverse Effect. Archemix is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Archemix Disclosure Schedule.
               (d) Part 2.1(d) of the Archemix Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of Archemix (ii) the names of the members of each committee of the board of directors of Archemix and (iii) the names and titles of Archemix’s officers.
               (e) Archemix has no Subsidiaries. Archemix does not own any controlling interest in any Entity, and Archemix has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity.
          2.2 Certificate of Incorporation and Bylaws; Records. Archemix has delivered or made available to NitroMed accurate and complete copies of: (a) the certificate of incorporation (as amended and restated, the “Archemix Certificate of Incorporation”) and bylaws, including all amendments thereto, of Archemix; (b) the stock records of Archemix; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Archemix, the board of directors of Archemix and all committees of the board of directors of Archemix (the (collectively, the “Archemix Constituent Documents”). There have been no formal meetings or actions taken by written consent or otherwise without a meeting of the stockholders of Archemix, the board of directors of Archemix or any committee of the board of directors of Archemix that are not fully reflected in the minutes and other records delivered or made available to NitroMed pursuant to clause (c) above. There has not been any violation in any material respect of the Archemix Constituent Documents, and Archemix has not taken any action that is inconsistent in any material respect with the Archemix Constituent Documents. The books of account, stock records, minute books and other records of Archemix are accurate, up to date and complete in all material respects.
          2.3 Capitalization, Etc.
               (a) As of the date hereof, the authorized capital stock of Archemix consists of 164,215,873 shares of Archemix Common Stock, of which 15,943,031 shares are issued and outstanding and 130,657,202 shares of Archemix Preferred Stock, of which 51,884,995 shares are designated Archemix Series A Preferred Stock, of which 51,774,995 are issued and outstanding, 53,850,000 shares are designated Archemix Series B Preferred Stock, all of which are issued and outstanding, and 14,922,207 shares are designated as Archemix Series C Preferred Stock, all of which are issued and outstanding. All of the outstanding shares of Archemix Common Stock and Archemix Preferred Stock have been duly authorized and validly issued, and are fully paid and non assessable. All outstanding shares of Archemix Common Stock and Archemix Preferred Stock have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Archemix Constituent Documents and applicable Contracts. Archemix has no authorized shares other than as set forth in this Section 2.3(a) and there are no issued and outstanding shares of Archemix’s capital stock other than the shares of Archemix Common Stock and Archemix Preferred Stock as set forth in this Section 2.3(a)
               (b) As of the date hereof, Archemix has reserved 27,000,000 shares of Archemix Common Stock for issuance under the Archemix Stock Option Plan, of which options to purchase 13,503,661 shares of Archemix Common Stock are outstanding as of such date. In addition, as of the date hereof, 3,092,477 shares of Archemix Common Stock are available for future grant under the Archemix Stock Option Plan. There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Archemix; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Archemix; (iii) Contract under which Archemix is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Archemix; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Archemix. Archemix has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by Archemix.
               (c) All outstanding Archemix Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Archemix Constituent Documents and applicable Contracts.
               2.4 Financial Statements.
     (a) Archemix has delivered or made available the following financial statements and notes (collectively, the “Archemix Financial Statements”):
     (i) the audited balance sheets of Archemix as of December 31, 2005, 2006 and 2007 (the December 31, 2007 balance sheet being referred to herein as the “Archemix Audited Balance Sheet”) and the related audited statements of operations, statements of stockholders’ equity and statements of cash flows of Archemix for the two years ended December 31, 2007, together with the notes thereto and the unqualified reports and opinions of Ernst & Young LLP relating thereto; and
     (ii) the unaudited balance sheet of Archemix as of June 30, 2008 (the “Archemix Unaudited Interim Balance Sheet”) and the related unaudited statement of operations, statement of stockholders’ equity and statement of cash flows of Archemix for the six months then ended.
     (b) The Archemix Financial Statements are accurate and complete in all material respects and present fairly the financial position of Archemix as of the respective dates thereof and the results of operations and consolidated cash flows of Archemix for the periods covered thereby. Except as may be indicated in the notes to the Archemix Financial Statements, the Archemix Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered

(except that the financial statements referred to in Section 2.4(a)(ii) and (iii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).
     (c) Except as disclosed in the Archemix Financial Statements, Archemix has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Archemix, except liabilities (i) provided for in the Archemix Unaudited Interim Balance Sheet, or (ii) incurred since the date of the Archemix Unaudited Interim Balance Sheet in the ordinary course of business consistent with past practices in both type and amount.
          2.5 Absence of Changes. Since the date of the Archemix Unaudited Interim Balance Sheet:
               (a) there has not been any Archemix Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, result in an Archemix Material Adverse Effect;
               (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Archemix (whether or not covered by insurance);
               (c) Archemix has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;
               (d) Archemix has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities of Archemix; (ii) any option, call or right to acquire any capital stock or any other security of Archemix; (iii) any instrument convertible into or exchangeable for any capital stock or other security of Archemix; or (iv) reserved for issuance any additional grants or shares under any Archemix Stock Option Plan;
               (e) Archemix has not amended or waived any of its rights under, or permitted the acceleration of vesting under, any Archemix Stock Option Plan, any Archemix Option or agreement evidencing or relating to any outstanding stock option or warrant, any restricted stock purchase agreement, or any other Contract evidencing or relating to any equity award;
               (f) there has been no amendment to the certificate of incorporation or bylaws of Archemix and Archemix has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
               (g) Archemix has not formed any Subsidiary of Archemix or acquired any equity interest or other interest in any other Entity;

               (h) Archemix has not made any capital expenditure which, when added to all other capital expenditures made on behalf of Archemix exceeds $500,000;
               (i) Archemix has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to Archemix having a value in excess of $500,000 in the aggregate, or (ii) waived any right or remedy under any Contract other than in the Ordinary Course of Business, or amended or prematurely terminated any Contract;
               (j) Archemix has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or immaterial assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;
               (k) Archemix has not written off as uncollectible, or established any extraordinary reserve (as such terms are used in accordance with GAAP) with respect to, any account receivable or other indebtedness;
               (l) Archemix has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any material Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;
               (m) Archemix has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business) or (ii) incurred or guaranteed any indebtedness for borrowed money in the aggregate in excess of $100,000 or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of Archemix;
               (n) Archemix has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees with an annual salary in excess of $200,000, or (iii) hired any new employee having an annual salary in excess of $200,000;
               (o) Archemix has not changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;
               (p) Archemix has not made any material Tax election;
               (q) Archemix has not threatened, commenced or settled any Legal Proceeding;

               (r) Archemix has not entered into any transaction or taken any other action outside the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions;
               (s) Archemix has not paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business or as required by any Archemix Contract or Legal Requirement; or
               (t) Archemix has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(s)” above.
          2.6 Title to Assets. Archemix owns, and has good, valid and marketable title to, all assets purported to be owned by it. All of such assets are owned by Archemix free and clear of any material Encumbrances, except for (a) any lien for current Taxes not yet due and payable, (b) liens which secure a payment not yet due that arises, and is customarily discharged, in the Ordinary Course of Business, (c) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business and (d) liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Archemix. Archemix owns, or otherwise has, and after the Closing NitroMed and the Surviving Corporation will have, all the assets reasonably required to conduct Archemix’s business as currently conducted or currently proposed to be conducted, except for such assets as can be obtained in the Ordinary Course of Business on commercially reasonable terms.
          2.7 Bank Accounts. Part 2.7 of Archemix Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Archemix at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.
          2.8 Equipment; Leasehold.
               (a) All items of equipment and other tangible assets owned by or leased to Archemix (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of Archemix’s business in the manner in which such business is currently being conducted and as it is currently proposed to be conducted.
               (b) Archemix does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 2.8(b) of the Archemix Disclosure Schedule.
          2.9 Intellectual Property.
               (a) Part 2.9(a) of the Archemix Disclosure Schedule accurately identifies and describes each proprietary product that (i) has been designated as a development candidate by Archemix in accordance with Archemix’s normal business practices and is currently under development by Archemix or (ii) is currently under development by a third party under license.
               (b) Part 2.9(b) of the Archemix Disclosure Schedule accurately identifies (i) each item of Archemix Registered IP in which Archemix has or purports to have an ownership interest of any nature ); (ii) the jurisdiction in which such item of Archemix Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that, to the Knowledge of Archemix, may have an ownership interest in such item of Archemix Registered IP and the nature of such ownership interest Archemix has made available to NitroMed complete and accurate copies of all applications and correspondence associated with the obtaining and maintenance of Archemix IP Rights to or from a Governmental Body related to each such item of Archemix Registered IP in the possession of Archemix.
               (c) Part 2.9(c) of the Archemix Disclosure Schedule accurately identifies (i) all Archemix IP Rights licensed to Archemix (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of Archemix’s products or services); (ii) the corresponding Archemix Contracts pursuant to which such Archemix IP Rights are licensed to Archemix; and (iii) whether the license or licenses granted to Archemix are exclusive or non-exclusive.
               (d) Part 2.9(d) of the Archemix Disclosure Schedule accurately identifies each Archemix Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Archemix IP Rights.
               (e) Archemix has delivered or made available to NitroMed a complete and accurate copy of each standard form of Archemix IP Rights Agreement used by Archemix, including each standard form of (i) employee agreement containing intellectual property assignment or license of Archemix IP Rights or any confidentiality provision; (ii) consulting or independent contractor agreement containing intellectual property assignment or license of Archemix IP Rights or any confidentiality provision; and (iii) confidentiality or nondisclosure agreement.
               (f) Archemix exclusively owns all right, title, and interest to and in Archemix IP Rights (other than Archemix IP Rights licensed to Archemix, as identified in Part 2.9(c) of the Archemix Disclosure Schedule) free and clear of any liens. Without limiting the generality of the foregoing:
                         (i) To the Knowledge of Archemix, all documents and instruments necessary to apply for Archemix Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.
                         (ii) To the Knowledge of Archemix, each Person who is or was an employee or contractor of Archemix and who is or was involved in the creation or development of any Archemix IP Rights has signed or has the obligation to sign a valid, enforceable agreement obligating the assignment of Intellectual Property to Archemix and confidentiality provisions protecting trade secrets and confidential information of Archemix. To the Knowledge of Archemix, no current or former stockholder, officer, director, or employee of Archemix has any claim, right (whether or not currently exercisable), or interest to or in any Archemix IP Rights. To the Knowledge of Archemix, no employee of Archemix is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Archemix or (b) in breach of any Contract with any former employer or other Person concerning Archemix IP Rights or confidentiality provisions protecting trade secrets and confidential information in Archemix IP Rights.
                         (iii) Archemix has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Archemix holds, or purports to hold, as a trade secret.
                         (iv) Archemix has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Archemix IP Rights to any other Person.
                         (v) Archemix is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Archemix to grant or offer to any other Person any license or right to any Archemix IP Rights.
               (g) To Archemix’s Knowledge, all Archemix Registered IP is valid and enforceable. Without limiting the generality of the foregoing, to Archemix’s Knowledge:
                         (i) Each U.S. patent application and U.S. patent in which Archemix has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention claimed in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which Archemix has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention claimed in the foreign patent application or foreign patent being first made available to the public.
                         (ii) No registered trademark or trade name owned, used, or applied for by Archemix conflicts or interferes with any registered trademark or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any registered trademark in which Archemix has or purports to have an ownership interest has been impaired.
                         (iii) Each item of Archemix IP Rights that is Archemix Registered IP is and at all times has been filed and maintained, as applicable, in compliance with all applicable Legal Requirements.
                         (iv) No interference, opposition, reissue, reexamination, or other proceeding is pending or threatened, in which the scope, validity, or enforceability of any

Archemix IP Rights is being, has been, or could reasonably be expected to be contested or challenged.
               (h) Part 2.9(h) of the Archemix Disclosure Schedule accurately identifies, and Archemix has delivered or made available to NitroMed a complete and accurate copy of, each letter that has been sent or otherwise delivered in the last five (5) years by Archemix or any director or officer of Archemix to a third party regarding any actual, alleged, or suspected infringement or misappropriation of any Archemix IP Rights, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
               (i) Neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Archemix IP Rights; (b) a breach by Archemix of any license agreement listed or required to be listed in Part 2.9(c) of the Archemix Disclosure Schedule; (c) the release, disclosure, or delivery of any Archemix IP Rights by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Archemix IP Rights.
               (j) Archemix has made available to NitroMed the identity of the third-party patents and patent applications found during all freedom to operate searches that were conducted by Archemix. Except as disclosed therein, to Archemix’s Knowledge, Archemix has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property rights of any other Person. Without limiting the generality of the foregoing, except as disclosed in the freedom to operate searched made available to NitroMed pursuant to this Section 2.9(j), to Archemix’s Knowledge:
                         (i) No product listed Part 2.9(a)(i) of the Archemix Disclosure Schedule, nor the performance of making, using, selling or offering for sale or importation of any such product, has infringed, misappropriated, or otherwise violated the Intellectual Property rights of any other Person. No aptamer developed by Archemix that is listed in Part 2.9(a)(ii) of the Archemix Disclosure Schedule, nor the performance of making, using, selling or offering for sale or importation of any such aptamer, has infringed, misappropriated, or otherwise violated the Intellectual Property rights of any other Person. For clarity, the foregoing representation with respect to aptamers licensed to third parties shall only apply to the aptamer as provided to the licensee, and not to any aptamer as modified by the licensee or any product incorporating the aptamer unless such product consists solely of the aptamer as provided to the licensee.
                         (ii) No infringement, misappropriation, or similar claim or Legal Proceeding relating to the infringement, misappropriation or other violation of the Intellectual Property rights of any other Person is pending or threatened against Archemix or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by Archemix with respect to such claim or Legal Proceeding.

                         (iii) Archemix has never assumed, or agreed to discharge or otherwise take responsibility for, any existing liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.
               (k) No claim or Legal Proceeding involving any Archemix IP Rights is pending or, to Archemix’s Knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of Archemix IP Rights by Archemix, or (ii) the manufacturing, distribution, or sale of any product being developed by Archemix.
          2.10 Contracts.
               (a) Part 2.10(a) of the Archemix Disclosure Schedule identifies each Archemix Contract, including:
                         (i) each Archemix Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor;
                         (ii) each Archemix Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Archemix IP Rights;
                         (iii) each Archemix Contract imposing any restriction on Archemix’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;
                         (iv) each Archemix Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;
                         (v) each Archemix Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;
                         (vi) each Archemix Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Archemix Contracts involving investments by Archemix in, or loans by Archemix to, any other Entity;
                         (vii) each Archemix Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Archemix Related Party;
                         (viii) each Archemix Contract relating to indebtedness for borrowed money;

                         (ix) each Archemix Contract related to the acquisition or disposition of material assets of Archemix or any other Person;
                         (x) any other Archemix Contract that (i) has a term of more than 60 days and that may not be terminated by Archemix (without penalty) within 60 days after the delivery of a termination notice by Archemix; or (ii) that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to Archemix having a value in excess of $500,000 in the aggregate;
                         (xi) each Archemix Contract constituting a commitment of any Person to purchase products (including products in development) of Archemix; and
                         (xii) each Archemix Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Archemix in connection with the Contemplated Transactions.
               (b) Archemix has delivered or made available to NitroMed accurate and complete (except for applicable redactions thereto) copies of all material written Archemix Contracts, including all amendments thereto. Each such Archemix Contract is valid and in full force and effect, is enforceable by Archemix in accordance with its terms, and after the Effective Time will not as a result of the Merger cease to be valid, in full force and effect and enforceable on identical terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have an Archemix Material Adverse Effect.
               (c) Archemix has not materially violated or breached, or committed any material default under, any Archemix Contract, and, to the Knowledge of Archemix, no other Person has violated or breached, or committed any default under, any Archemix Contract which has had, or would reasonably be expected to have, an Archemix Material Adverse Effect.
               (d) Archemix has not received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Archemix Contract.
               (e) Part 2.10(e) of the Archemix Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by Archemix (other than term sheets provided by Archemix or to Archemix by any party related to the subject matter of this transaction).

               (f) Part 2.10(f) of the Archemix Disclosure Schedule provides an accurate and complete list of all Consents required under any Archemix Contract to consummate the Merger and the other Contemplated Transactions.
               (g) The Archemix Contracts collectively constitute all of the Contracts reasonably required to enable Archemix to conduct its business as is currently conducted and as currently proposed to be conducted except for such Contracts as can be obtained in the Ordinary Course of Business on commercially reasonable terms.
          2.11 Liabilities; Fees, Costs and Expenses.
               (a) Archemix does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified as such in the “liabilities” column of the Archemix Unaudited Interim Balance Sheet, (ii) accounts payable or accrued salaries that have been incurred by Archemix in the Ordinary Course of Business, (iii) liabilities under Archemix Contracts listed in Part 2.10(a) of the Archemix Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Archemix Contracts, (iv) liabilities that have arisen since the date of the Archemix Unaudited Interim Balance Sheet in the Ordinary Course of Business, and (v) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.
               (b) The total amount of all fees, costs and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred by or for the benefit of Archemix in connection with (i) any due diligence conducted by Archemix with respect to the Merger, (ii) the negotiation, preparation and review of this Agreement (including the Archemix Disclosure Schedule) and all agreements contemplated by this Agreement and opinions delivered or to be delivered in connection with the Contemplated Transactions, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, (iv) the obtaining of any Consent required to be obtained in connection with any Contemplated Transactions hereby, and (v) otherwise in connection with the Merger and the Contemplated Transactions, will, in the good faith estimate of Archemix reasonably exercised, aggregate approximately the amount set forth in Part 2.11(b) of the Archemix Disclosure Schedule.
          2.12 Compliance with Legal Requirements. Archemix is, and has at all times been, in compliance in all material respects with all applicable Legal Requirements. Archemix has not received, since January 1, 2005, any written notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential material violation of, or material failure to comply with, any material Legal Requirement, or (b) any actual, alleged, possible or potential material obligation on the part of Archemix to undertake, or to bear all, or any portion of, the cost of, any material cleanup or any material remedial, corrective or responsive action of any nature. Archemix has delivered or made available to NitroMed an accurate and complete copy of each report, study, survey or other document to which Archemix has access that addresses or otherwise relates to the compliance or non-compliance of Archemix with, or the applicability to Archemix of, any Legal Requirement. To the Knowledge of Archemix, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) will, or would reasonably be expected to, result in an Archemix Material Adverse Effect, (b) may have a material adverse effect on Archemix’s ability to comply with or perform any covenant or obligation under this Agreement or any of the Related Agreements, or (c) may have the effect of materially preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.
          2.13 Governmental Authorizations. Part 2.13 of the Archemix Disclosure Schedule identifies each Governmental Authorization held by Archemix, and Archemix has delivered or made available to NitroMed accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Archemix Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Archemix Disclosure Schedule are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable Archemix to conduct its business in the manner in which its business is currently being conducted and is proposed to be conducted. Archemix is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Archemix Disclosure Schedule. Archemix has not since January 1, 2007 received any written notice or other communication from any Governmental Body regarding (a) any actual or possible material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Authorization.
          2.14 Tax Matters.
               (a) All Tax Returns required to be filed by or on behalf of Archemix with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Archemix Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects. All Taxes due on or before the Closing Date have been or will be paid on or before the Closing Date. Archemix has delivered or made available to NitroMed true and complete copies of all Archemix Returns filed which have been requested by NitroMed.
               (b) Archemix Financial Statements fully accrue all liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP.
               (c) No Archemix Return has ever been examined or audited by any Governmental Body and no examination or audit of any Archemix Return is currently in progress or, to the Knowledge of Archemix, threatened or contemplated. Archemix has delivered or made available to NitroMed accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Archemix relating to Archemix Returns. No extension or waiver of the limitation period applicable to any of the Archemix Returns has been granted (by

Archemix or any other Person), and no such extension or waiver has been requested from Archemix or any Archemix Subsidiary. All Taxes that Archemix was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body. Archemix has not executed or filed any power of attorney with any taxing authority.
               (d) No claim or Legal Proceeding is pending or, to the Knowledge of Archemix, has been threatened against or with respect to Archemix in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Archemix with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Archemix and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Archemix except liens for current Taxes not yet due and payable. Archemix has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Archemix has not been, and Archemix will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.
               (e) Archemix (i) has not ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing (or which it has been required to file) a consolidated federal income Tax Return (other than a group of which only Archemix and Archemix Subsidiaries were members), (ii) does not have any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) has never been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. Archemix is not nor has ever been, a party to or bound by any Tax indemnity agreement, Tax-sharing agreement, Tax allocation agreement or similar Contract. Archemix has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
               (f) None of the assets of Archemix (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.
               (g) Archemix has never participated in an international boycott as defined in Section 999 of the Code.

               (h) Archemix has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.
               (i) Archemix is not a party to a gain recognition agreement under Section 367 of the Code.
               (j) Archemix will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.
               (k) Archemix is not nor has ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.
               (l) Archemix has not engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.
               (m) Archemix has not taken any action or failed to take any action nor does it have Knowledge of any fact, agreement, plan or other circumstance that would cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.
          2.15 Employee and Labor Matters; Benefit Plans.
               (a) Part 2.15(a) of the Archemix Disclosure Schedule accurately sets forth, with respect to each employee of Archemix (including any employee of Archemix who is on a leave of absence) with an annual base salary in excess of $200,000.
                         (i) the name of such employee and the date as of which such employee was originally hired by Archemix;
                         (ii) such employee’s title;
                         (iii) the aggregate dollar amount of the wages, salary, and bonuses received by such employee from Archemix with respect to services performed in 2007;
                         (iv) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with Archemix’s business;
                         (v) to the Knowledge of Archemix, such employee’s citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non

U.S. citizens, identifies the visa or other similar Permit under which such employee is working for Archemix and the dates of issuance and expiration of such visa or other Permit; and
                         (vi) such employee’s primary office location.
               (b) Except as required by COBRA, Part 2.15(b) of the Archemix Disclosure Schedule accurately identifies each former employee of Archemix who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from Archemix) relating to such former employee’s employment with Archemix; and Part 2.15(b) of the Archemix Disclosure Schedule accurately describes such benefits.
               (c) The employment of Archemix’s employees is terminable by Archemix at will. Archemix has delivered or made available to NitroMed accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials governing the terms and conditions of employment of the employees of Archemix.
               (d) To the Knowledge of Archemix:
                         (i) no Key Employee of Archemix intends to terminate his employment with Archemix;
                         (ii) no Key Employee of Archemix has received an offer that remains outstanding to join a business that may be competitive with Archemix’s business; and
                         (iii) no employee of Archemix is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of Archemix; or (B) Archemix’s business or operations.
               (e) Archemix is not a party to or bound by, and Archemix has never been a party to or bound by any union contract, collective bargaining agreement or similar Contract.
               (f) To the Knowledge of Archemix, Archemix is not engaged in any unfair labor practice, and there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Archemix, since January 1, 2005. To the Knowledge of Archemix, there are no actions, suits, claims, labor disputes or grievances pending relating to any labor, safety, wage/hour or discrimination matters involving any employee of Archemix, including, without limitation, charges of unfair labor practices or discrimination complaints. To the Knowledge of Archemix, the consummation of the Merger or any of the other Contemplated Transactions will not have a material adverse effect on Archemix labor relations.
               (g) Part 2.15(g) of the Archemix Disclosure Schedule lists any independent contractors who have provided services to Archemix for a period of six consecutive months or longer since January 1, 2005.

               (h) Part 2.15(h) of the Archemix Disclosure Schedule identifies each Archemix Plan (as defined in paragraph (s) below) sponsored, maintained, contributed to or required to be contributed to by Archemix for the benefit of any current or former employee of Archemix. Except to the extent required to comply with Legal Requirements, Archemix does not intend nor has it committed to establish or enter into any new Archemix Plan, or to modify any Archemix Plan.
               (i) Archemix has delivered or made available to NitroMed: (i) correct and complete copies of all documents setting forth the terms of each Archemix Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Archemix Plan; (iii) if the Archemix Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, the most recent annual actuarial and funding report for such Archemix Plan; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Archemix Plan; (v) all material written Contracts relating to each Archemix Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of Archemix relating to any Archemix Plan and any proposed Archemix Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to Archemix; (vii) all material correspondence to or from any Governmental Body relating to any Archemix Plan; (viii) the form of all COBRA forms and related notices; (ix) all insurance policies in the possession of Archemix pertaining to fiduciary liability insurance covering the fiduciaries for each Archemix Plan; (x) all discrimination tests required under the Code for each Archemix Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Archemix Plan intended to be qualified under Section 401(a) of the Code.
               (j) Archemix has performed all material obligations required to be performed by it under each Archemix Plan and is not in default under or violation of, and Archemix has no Knowledge of any default under or violation by any other party of, the terms of any Archemix Plan. Each Archemix Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Archemix Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and nothing has occurred since the issuance of such that would reasonably be expected to cause the loss of such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Archemix Plan subject to ERISA or Section 4975 of the Code that would reasonably be expected to result in material liability to Archemix. There are no claims or Legal Proceedings pending, or, to the Knowledge of Archemix, threatened or reasonably anticipated (other than routine claims for benefits), against any Archemix Plan or against the assets of any Archemix Plan. Each Archemix Plan (other than any Archemix Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to NitroMed, any NitroMed Subsidiary, Archemix or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of Archemix, threatened by any Governmental Body with respect to any Archemix Plan. Archemix has never incurred any penalty or tax with respect to any Archemix Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Archemix has made all contributions and other payments required by and due under the terms of each Archemix Plan.
               (k) Archemix has never maintained, established, sponsored, participated in, or contributed to any: (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Plan”) subject to Title IV of ERISA; (ii) multiple employer plan subject to Section 413 of the Code; (iii) multiemployer plan within the meaning of Section (3)(37) of ERISA; (iv) multiple employer welfare arrangement subject to Section 3(40) of ERISA; or (v) a program or arrangement subject to Section 419, 419A or 501(c)(9) of the Code. Archemix has never maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of Archemix is or was held as a plan asset. Archemix has never maintained a Pension Plan or multiemployer plan, or the equivalent thereof, in a foreign jurisdiction (a “Archemix Foreign Plan”).
               (l) No Archemix Plan provides (except at no cost to Archemix), or reflects or represents any liability of Archemix to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to Archemix, Archemix has never represented, promised or contracted (whether in oral or written form) to any employee of Archemix (either individually or to employees of Archemix as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.
               (m) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Archemix Plan, Archemix Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of Archemix.
               (n) To the Knowledge of Archemix, Archemix: (i) is in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Archemix, threatened claims or Legal Proceedings against Archemix under any worker’s compensation policy or long-term disability policy.
               (o) Archemix is not required to be, and, to the Knowledge of Archemix, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Archemix has never been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. To the Knowledge of Archemix, it has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).
               (p) To the Knowledge of Archemix, no officer or employee of Archemix is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such employee’s efforts to promote the interests of Archemix, or that would interfere with the business of Archemix. To the Knowledge of Archemix, neither the execution nor the delivery of this Agreement, nor the carrying on of the business of Archemix as presently conducted nor any activity of any employees of Archemix in connection with the carrying on of the business of Archemix as presently conducted will, to the Knowledge of Archemix, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of Archemix may be bound.
               (q) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Archemix that, considered individually or considered collectively with any other such Contracts and/or other events, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Archemix is not a party to any Contract, nor does Archemix have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.
               (r) No holder of shares of Archemix Common Stock holds shares of Archemix Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made and were not acquired on the exercise of an incentive stock option as defined in Section 422 of the Code.
               (s) Any Archemix employee plan, including without limitation, any and all salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement, and any plan described in Section 3(3) of ERISA (collectively, the “Archemix

Plans”) sponsored, maintained, contributed to or required to be contributed to by Archemix for the benefit of any employee of Archemix and which is a “deferred compensation” plan (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the proposed regulations and other guidance issued with respect thereto as to avoid any additional Tax pursuant to Section 409A(a)(1)(B)(i)(II) of the Code. No Archemix Options, restricted stock awards, stock appreciation rights to other awards based on the capital stock of Archemix constitutes “deferred compensation” within the meaning of Section 409A of the Code.
          2.16 Environmental Matters. Archemix is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Archemix of all Permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Archemix has not received since January 1, 2005 any written notice, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Archemix is not in compliance with any Environmental Law, and, to the Knowledge of Archemix, there are no circumstances that may prevent or interfere with Archemix’s compliance with any Environmental Law as currently enacted. To the Knowledge of Archemix, no current owner of any property leased or controlled by Archemix has received since January 1, 2005 any written notice relating to property leased or controlled by Archemix, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current owner or Archemix is not in compliance with or violated any Environmental Law relating to such property. All Governmental Authorizations currently held by Archemix pursuant to Environmental Laws are identified in Part 2.16 of the Archemix Disclosure Schedule.
          2.17 Insurance. Archemix maintains insurance policies with reputable insurance carriers against all risks of a character as usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Part 2.17 of the Archemix Disclosure Schedule sets forth each insurance policy (including general liability, worker’s compensation and employee liability, management liability insurance, employee benefits liability, product liability, foreign clinical trial insurance, crime, non-owned and hired automobile liability, and property, including business income and extra expense and change in controlled environment coverages) to which Archemix is a party. Each such insurance policy is in full force and effect. Since January 1, 2005, Archemix has not received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.
          2.18 Legal Proceedings; Orders. There is no pending Legal Proceeding, and to the Knowledge of Archemix, no Person has threatened to commence any Legal Proceeding: (i) that involves Archemix or any of the assets owned, used or controlled by Archemix or any Person whose liability Archemix has or may have retained or assumed, either contractually or by operation of law claiming damages, which, if adversely determined, would reasonably be expected to have an Archemix Material Adverse Effect; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Archemix, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. There is no order, writ, injunction, judgment or decree to which Archemix or any of the assets owned or used by Archemix is subject.
          2.19 Authority; Binding Nature of Agreement. Archemix has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Related Agreements to which it is a party; and the execution, delivery and performance by Archemix of this Agreement and the Related Agreements to which it is a party have been duly authorized by all necessary action on the part of Archemix and the board of directors of Archemix, subject only to obtaining the Required Archemix Stockholder Vote and the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement and each of the Related Agreements to which Archemix is a party has been duly executed and delivered by Archemix, and assuming due authorization, execution and delivery by the other Parties thereto, constitutes the legal, valid and binding obligation of Archemix, enforceable against Archemix in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
          2.20 Non-Contravention; Consents. Subject to obtaining the Required Archemix Stockholder Vote for the applicable Contemplated Transactions, and the filing of the Certificate of Merger as required by the DGCL, neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
               (a) contravene, conflict with or result in a violation of any of the provisions of the Archemix Constituent Documents;
               (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which Archemix, or any of the assets owned or used by Archemix, is subject, except as would not reasonably be expected to have an Archemix Material Adverse Effect;
               (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Archemix or that otherwise relates to Archemix’s business or to any of the assets owned or used by Archemix except as would not reasonably be expected to have an Archemix Material Adverse Effect;
               (d) result in a material conflict, violation or breach of, or result in a material default under, any provision of any Archemix Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Archemix Contract, (ii) accelerate the maturity or performance of any such Archemix Contract, or (iii) cancel, terminate or modify any such Archemix Contract, except as would not reasonably be expected to have an Archemix Material Adverse Effect; or

               (e) result in the imposition or creation of any material Encumbrance upon or with respect to any asset owned or used by Archemix (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Archemix), except as would not reasonably be expected to have an Archemix Material Adverse Effect.
No filing with, notice to or Consent from any Person is required in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other Contemplated Transactions.
          2.21 Vote Required. The affirmative vote of (i) the holders of a majority of the shares of Archemix Common Stock and Archemix Preferred Stock outstanding on the record date for the Archemix Stockholders’ Meeting and entitled to vote thereon, voting as a single class, (ii) in accordance with Section B.4(a)(i) of Article IV of the Archemix Certificate of Incorporation, the holders of at least two-thirds (66-2/3%) of the shares of Archemix Series A Preferred Stock and Series B Preferred Stock outstanding on the record date for the Archemix Stockholders’ Meeting and entitled to vote thereon, voting as a single class, and (iii) in accordance with Sections B.4(b)(ii), B.4(c)(ii) and B.4(d)(ii) of Article IV of the Archemix Certificate of Incorporation, the holders of at least two-thirds (66-2/3%) of the shares of Archemix Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock outstanding on the record date for the Archemix Stockholders’ Meeting and entitled to vote thereon, each voting as a separate class (collectively, the “Required Archemix Stockholder Vote”) are the only votes of the holders of any class or series of Archemix capital stock necessary to adopt this Agreement.
          2.22 Regulatory Compliance.
               (a) All Archemix Products that are subject to the jurisdiction of any Governmental Body are being manufactured, labeled, stored, tested, developed, distributed, and marketed, as applicable, in compliance in all material respects with all applicable Legal Requirements.
               (b) Part 2.22(b) of the Archemix Disclosure Schedule lists all claims, statements, and other matters (including, but not limited to, all correspondence or communications with Governmental Bodies) concerning or relating to any health care program funded by any Governmental Body that involves, relates to or alleges any violation of any Legal Requirement of any such program with respect to any activity, practice or policy of Archemix or any Archemix Product, resulting from the action of Archemix or, to the Knowledge of Archemix, any agent, representative or contractor of Archemix. There are no such violations nor, to the Knowledge of Archemix, are there any grounds to anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any Government Body with respect to any of the activities, transactions, practices, policies or claims of Archemix or involving any Archemix Product. Neither Archemix nor any Archemix Product is currently subject to any outstanding investigation or audit (except for routine periodic audits conducted pursuant to regulatory or contractual requirements in the ordinary course of business) by any such Governmental Body and, to the Knowledge of Archemix, there are no grounds to anticipate any such investigation or audit in the foreseeable future.

               (c) Neither Archemix, nor to the Knowledge of Archemix, any agent, representative or contractor of Archemix, has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral in violation of any applicable Legal Requirements relating to any anti-kickback law, including without limitation the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”), or any applicable state anti-kickback law.
               (d) Neither Archemix, nor to the Knowledge of Archemix, any agent, representative or contractor of Archemix, has submitted or caused to be submitted any claim for payment to any health care program in violation of any applicable Legal Requirements relating to false claim or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law.
               (e) Archemix has obtained and holds all such Permits, including without limitation all such Permits required by the United States Food and Drug Administration, as are necessary to conduct its business in the manner currently conducted. Archemix has satisfied all of the material requirements of and fulfilled and performed all of its material obligations with respect to the Permits, and, to Archemix’s Knowledge, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Permits, except for any of the foregoing that would not reasonably be expected to have an Archemix Material Adverse Effect.
          2.23 Archemix Action. The board of directors of Archemix (at a meeting duly called and held in accordance with the Archemix Constituent Documents) has (a) unanimously determined that the Merger is advisable and in the best interests of Archemix and its stockholders and (b) unanimously recommended adoption of this Agreement by the stockholders of Archemix and directed that this Agreement be submitted to the stockholders of Archemix for adoption.
          2.24 Anti-Takeover Law. The board of directors of Archemix has taken all action necessary or required to render inapplicable to the Merger, this Agreement or any agreement contemplated hereby and the Contemplated Transactions (a) any takeover provision in the Archemix Constituent Documents, (b) any takeover provision in any Archemix Contract, and (c) any takeover provision in any applicable state law.
          2.25 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Archemix.
          2.26 Certain Payments. Neither Archemix nor to Archemix’s Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of Archemix, has at any time, directly or indirectly:

               (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;
               (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Archemix;
               (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;
               (d) performed any favor or given any gift which was not deductible for federal income tax purposes;
               (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or
               (f) agreed or committed to take any of the actions described in clauses “(a)” through “(e)” above.
          2.27 Disclosure. The information supplied by Archemix for inclusion in the Joint Proxy Statement/Prospectus (including any Archemix Financial Statements) will not, as of the date of the Joint Proxy Statement/Prospectus or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.
     3. REPRESENTATIONS AND WARRANTIES OF NITROMED AND MERGER SUB
     NitroMed and Merger Sub represent and warrant to Archemix as follows, except as set forth in the written disclosure schedule delivered or made available by NitroMed to Archemix (the “NitroMed Disclosure Schedule”). The NitroMed Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosure in any section or subsection of the NitroMed Disclosure Schedule shall qualify other sections and subsections in this Section 3 only to the extent that disclosure in one subsection of the NitroMed Disclosure Schedule is specifically referred to in another subsection of the NitroMed Disclosure Schedule by appropriate cross-reference and except to the extent that the relevance of a disclosure in one subsection of the NitroMed Disclosure Schedule to another subsection of the NitroMed Disclosure Schedule is reasonably apparent.
          3.1 Due Organization; Subsidiaries; Etc.

               (a) NitroMed and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to conduct their business in the manner in which its business is currently being conducted and to own and use their assets in the manner in which their assets are currently owned and used.
               (b) NitroMed has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “NitroMed, Inc.”
               (c) NitroMed and Merger Sub are not and have not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified, authorized, registered or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, a NitroMed Material Adverse Effect. NitroMed and Merger Sub and each of their respective Subsidiaries are each in good standing as a foreign corporation in each of the jurisdictions identified in Part 3.1(c) of the NitroMed Disclosure Schedule.
               (d) Part 3.1(d) of the NitroMed Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of NitroMed, (ii) the names of the members of each committee of the board of directors of NitroMed and (iii) the names and titles of NitroMed’s officers.
               (e) NitroMed has no Subsidiaries (other than Merger Sub) except for the Entities identified in Part 3.1(e) of the NitroMed Disclosure Schedule. Neither NitroMed nor any NitroMed Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Entity. Except as identified in Part 3.1(e) of the NitroMed Disclosure Schedule, neither NitroMed nor any NitroMed Subsidiary has guaranteed or is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. Except as set forth in Part 3.1(e) of the NitroMed Disclosure Schedule, NitroMed does not own any controlling interest in any Entity, and NitroMed has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity other than Merger Sub.
          3.2 Certificate of Incorporation and Bylaws; Records. NitroMed and Merger Sub have delivered or made available to Archemix copies of: (a) NitroMed’s certificate of incorporation and bylaws, including all amendments thereto, and the certificate of incorporation and bylaws of Merger Sub; (b) the stock records of NitroMed and Merger Sub; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of NitroMed and Merger Sub, the board of directors of NitroMed and Merger Sub and all committees of the board of directors of NitroMed (the “NitroMed Constituent Documents”). There have been no formal meetings or other proceedings of the stockholders of NitroMed or Merger Sub, the board of directors of NitroMed or Merger Sub or any committee of the board of directors of NitroMed or Merger Sub that are not fully reflected in the minutes and other records delivered or made available to Archemix pursuant to clause (c) above. There has not been any violation in any material respect of the NitroMed Constituent Documents, and NitroMed has not taken any action that is inconsistent in any material respect with the NitroMed Constituent Documents. The books of account, stock records, minute books and other records of NitroMed are accurate, up to date and complete in all material respects.
          3.3 Capitalization, Etc.
               (a) As of the date hereof, the authorized capital stock of NitroMed consists of: 65,000,000 shares of NitroMed Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date hereof, 46,076,551 shares of NitroMed Common Stock have been issued and are outstanding, and no shares of NitroMed Preferred Stock have been issued and are outstanding. All outstanding shares of NitroMed Common Stock have been duly authorized and validly issued, and are fully paid and non assessable. All outstanding shares of NitroMed Common Stock have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in NitroMed Constituent Documents and applicable Contracts. NitroMed has no authorized shares other than as set forth in this Section 3.3(a) and there are no issued and outstanding shares of NitroMed’s capital stock other than the shares of NitroMed Common Stock as set forth in this Section 3.3(a).
               (b) As of the date hereof, NitroMed has reserved 2,288,200 shares of NitroMed Common Stock for issuance under its Restated 1993 Equity Incentive Plan, of which options to purchase 242,500 shares of NitroMed Common Stock are outstanding as of such date; 7,619,679 shares of NitroMed Common Stock for issuance under its Amended and Restated 2003 Stock Incentive Plan (together with the Restated 1993 Equity Incentive Plan, the “NitroMed Option Plans”), of which options to purchase 2,633,824 shares of NitroMed Common Stock are outstanding as of such date; and 525,000 shares of NitroMed Common Stock for issuance under its 2003 Employee Stock Purchase Plan, as amended, of which 173,733 shares of NitroMed Common Stock are outstanding as of such date. In addition, as of the date hereof, an aggregate of 4,207,795 shares of NitroMed Common Stock are available for future grant under the NitroMed Option Plans, and NitroMed has entered into agreements with the persons specified in Part 3.3(b) of the NitroMed Disclosure Schedule to cancel the number of options set forth next to their names, representing an aggregate of 1,403,125 shares of NitroMed Common Stock, subject to and immediately prior to the Effective Time, and upon such cancellation the shares of NitroMed Common Stock issuable thereunder shall be available for future grant under the NitroMed Option Plans. Except as set forth in this Agreement and the Contemplated Transactions, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of NitroMed; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of NitroMed; (iii) Contract under which NitroMed is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of NitroMed; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of NitroMed. NitroMed has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any action of NitroMed.

               (c) All outstanding NitroMed Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in NitroMed Constituent Documents and applicable Contracts.
          3.4 SEC Filings; Financial Statements.
               (a) NitroMed has made all filings with the SEC required under the applicable requirements of the Securities Act and the Exchange Act. NitroMed has delivered or made available to Archemix accurate and complete copies (excluding copies of exhibits) of each report, schedule, registration statement and definitive proxy statement filed by NitroMed with the SEC on or after January 1, 2007 and prior to the date of this Agreement (the “NitroMed SEC Documents”). NitroMed has resolved with the staff of the SEC any comments it may have received since January 1, 2007 and prior to the date of this Agreement in comment letters to NitroMed from the staff of the SEC or, to the extent such comments are unresolved, has disclosed such unresolved comments in the NitroMed SEC Documents. All NitroMed SEC Documents (x) were filed on a timely basis, (y) at the time filed (or, if amended or superseded by a later filing prior to the date of this Agreement, than on the date of such later filing), were prepared in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NitroMed SEC Documents, and (z) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of the principal executive officer of NitroMed and the principal financial officer of NitroMed (or each former principal executive officer of NitroMed and each former principal financial officer of NitroMed, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the NitroMed SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the NitroMed SEC Documents are accurate and complete and comply as to form and content with all applicable legal requirements. The consolidated financial statements contained in the NitroMed SEC Documents (including, in each case, any related notes thereto): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and except that the unaudited interim consolidated financial statements contained in the NitroMed SEC Documents do not contain footnotes as permitted by Form 10-Q of the Exchange Act; and (iii) fairly present the consolidated financial position of NitroMed as of the respective dates thereof and the consolidated results of operations and cash flows of NitroMed for the periods covered thereby, except that the unaudited interim consolidated financial statements contained in the NitroMed SEC Documents were or are subject to normal year-end audit adjustments.

               (b) Ernst & Young LLP, NitroMed’s auditors are, and have been at all times during their engagement by NitroMed (i) “independent” with respect to NitroMed within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the public company accounting oversight board, in each case as such subsections and rules apply to Ernst & Young LLP’s engagement with NitroMed.
          3.5 Absence of Changes. Since September 30, 2008:
               (a) there has not been any NitroMed Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, result in a NitroMed Material Adverse Effect;
               (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of NitroMed or any NitroMed Subsidiary (whether or not covered by insurance);
               (c) NitroMed has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;
               (d) NitroMed has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities of NitroMed; (ii) any option, call or right to acquire any capital stock or any other security of NitroMed; (iii) any instrument convertible into or exchangeable for any capital stock or other security of NitroMed; or (iv) reserved for issuance any additional grants or shares under the NitroMed Option Plans or the 2003 Employee Stock Purchase Plan;
               (e) NitroMed has not amended or waived any of its rights under, or permitted the acceleration of vesting under, the NitroMed Option Plans, the 2003 Employee Stock Purchase Plan, any NitroMed Option or agreement evidencing or relating to any outstanding stock option or warrant, any restricted stock purchase agreement, or any other Contract evidencing or relating to any equity award;
               (f) there has been no amendment to the certificate of incorporation or bylaws of NitroMed or any NitroMed Subsidiary and NitroMed has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
               (g) NitroMed has not formed any NitroMed Subsidiary or acquired any equity interest or other interest in any other Entity;
               (h) neither NitroMed nor any NitroMed Subsidiary has made any capital expenditure which, when added to all other capital expenditures made on behalf of NitroMed or any NitroMed Subsidiary exceeds $100,000;

               (i) neither NitroMed nor any NitroMed Subsidiary has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to NitroMed or any NitroMed Subsidiary having a value in excess of $100,000 in the aggregate, or (ii) waived any right or remedy under any Contract other than in the Ordinary Course of Business, or amended or prematurely terminated any Contract;
               (j) neither NitroMed nor any NitroMed Subsidiary has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or immaterial assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;
               (k) neither NitroMed nor any NitroMed Subsidiary has written off as uncollectible, or established any extraordinary reserve (as such terms are used in accordance with GAAP) with respect to, any account receivable or other indebtedness;
               (l) neither NitroMed nor any NitroMed Subsidiary has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any material Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;
               (m) neither NitroMed nor any NitroMed Subsidiary has (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business), or (ii) incurred or guaranteed any indebtedness for borrowed money in the aggregate in excess of $50,000 or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of NitroMed or any NitroMed Subsidiary;
               (n) neither NitroMed nor any NitroMed Subsidiary has (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees with an annual salary in excess of $175,000, or (iii) hired any new employee having an aggregate salary in excess of $100,000;
               (o) neither NitroMed nor any NitroMed Subsidiary has changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;
               (p) NitroMed has not made any material Tax election;
               (q) neither NitroMed nor any NitroMed Subsidiary has threatened, commenced or settled any Legal Proceeding;

               (r) neither NitroMed nor any NitroMed Subsidiary has entered into any transaction or taken any other action outside the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions;
               (s) neither NitroMed nor any NitroMed Subsidiary has paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business or as required by any NitroMed or NitroMed Subsidiary Contract or Legal Requirement; and
               (t) neither NitroMed nor any NitroMed Subsidiary has agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(s)” above.
          3.6 Liabilities; Fees, Costs and Expenses.
               (a) Neither NitroMed nor any NitroMed Subsidiary has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified in NitroMed’s balance sheet included in its Form 10-K for the year ended December 31, 2007 (the “NitroMed Balance Sheet”) or any subsequent interim or full-year balance sheet filed by NitroMed with the SEC subsequent to December 31, 2007, or otherwise described in NitroMed’s Form 10-K for the year ended December 31, 2007; (ii) liabilities that have been incurred since December 31, 2007 (or the date of any subsequent interim or full-year balance sheet filed by NitroMed with the SEC subsequent to December 31, 2007) in the Ordinary Course of Business; (iii) liabilities which have arisen since the date of the NitroMed Balance Sheet in the Ordinary Course of Business and (iv) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.
               (b) The total amount of all fees, costs and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred by or for the benefit of NitroMed or any NitroMed Subsidiary in connection with (i) any due diligence conducted by NitroMed with respect to the Merger, (ii) the negotiation, preparation and review of this Agreement (including the NitroMed Disclosure Schedule) and all agreements contemplated by this Agreement and opinions delivered or to be delivered in connection with the Contemplated Transactions, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, (iv) the obtaining of any Consent required to be obtained in connection with any Contemplated Transactions hereby, and (v) otherwise in connection with the Merger and the Contemplated Transactions, will, in the good faith estimate of NitroMed reasonably exercised, aggregate approximately the amount set forth in Part 3.6(b) of the NitroMed Disclosure Schedule.
          3.7 Compliance with Legal Requirements. NitroMed and each NitroMed Subsidiary are, and since January 1, 2005 have been, in compliance in all material respects with all applicable Legal Requirements. NitroMed has not received, since January 1, 2005, any written notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential material violation of, or material failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential material obligation on the part of NitroMed or the applicable NitroMed Subsidiary to undertake, or to bear all, or any portion of the cost of, any material cleanup or any material remedial, corrective or responsive action of any nature. NitroMed has delivered or made available to Archemix an accurate and complete copy of each report, study, survey or other document to which NitroMed or any NitroMed Subsidiary has access that addresses or otherwise relates to the compliance or non-compliance of NitroMed and any NitroMed Subsidiary with, or the applicability to NitroMed or any NitroMed Subsidiary of, any Legal Requirement. To the Knowledge of NitroMed, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) will, or would reasonably be expected to, result in a NitroMed Material Adverse Effect, (b) may have a material adverse effect on NitroMed’s ability to comply with or perform any covenant or obligation under this Agreement or the Related Agreements, or (c) may have the materially effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.
          3.8 Governmental Authorizations. Part 3.8 of the NitroMed Disclosure Schedule identifies each Governmental Authorization held by NitroMed, and NitroMed has delivered or made available to NitroMed accurate and complete copies of all Governmental Authorizations identified in Part 3.8 of the NitroMed Disclosure Schedule. The Governmental Authorizations identified in Part 3.8 of the NitroMed Disclosure Schedule are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable NitroMed to conduct its business in the manner in which its business is currently being conducted and is proposed to be conducted. NitroMed is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 3.8 of the NitroMed Disclosure Schedule. NitroMed has not since January 1, 2007 received any written notice or other written communication from any Governmental Body regarding (a) any actual or possible material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Authorization.
          3.9 Equipment; Leasehold.
               (a) All items of equipment and other tangible assets owned by or leased to NitroMed or any NitroMed Subsidiary (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of NitroMed’s business in the manner in which such business is currently being conducted and as it is currently proposed to be conducted.
               (b) Neither NitroMed nor any NitroMed Subsidiary owns any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 3.9(b) of the NitroMed Disclosure Schedule.
          3.10 Intellectual Property.
               (a) Part 3.10(a) of the NitroMed Disclosure Schedule accurately identifies and describes each proprietary product or service that has been developed or has been commercially sold by NitroMed or a NitroMed Subsidiary within the last five (5) years and any product or service that is currently under development or that is currently commercially sold by NitroMed or a NitroMed Subsidiary.
               (b) Part 3.10(b) of the NitroMed Disclosure Schedule accurately identifies (i) each item of NitroMed Registered IP in which NitroMed or a NitroMed Subsidiary has or purports to have an ownership interest of any nature; (ii) the jurisdiction in which such item of NitroMed Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that, to the Knowledge of NitroMed, may have an ownership interest in such item of NitroMed Registered IP and the nature of such ownership interest, NitroMed has delivered or made available to Archemix complete and accurate copies of all applications and correspondence associated with the obtaining and maintenance of NitroMed IP Rights to or from a Governmental Body related to each such item of NitroMed Registered IP.
               (c) Part 3.10(c) of the NitroMed Disclosure Schedule accurately identifies (i) all NitroMed IP Rights licensed to NitroMed or a NitroMed Subsidiary (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of NitroMed’s products or services); (ii) the corresponding NitroMed Contracts pursuant to which such NitroMed IP Rights are licensed to NitroMed or a NitroMed Subsidiary; and (iii) whether the license or licenses granted to NitroMed or a NitroMed Subsidiary are exclusive or non-exclusive.
               (d) Part 3.10(d) of the NitroMed Disclosure Schedule accurately identifies each NitroMed or a NitroMed Subsidiary Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any NitroMed IP Rights.
               (e) NitroMed has delivered or made available to Archemix a complete and accurate copy of each standard form of NitroMed IP Rights Agreement used by NitroMed or a NitroMed Subsidiary, including each standard form of (i) license agreement; (ii) employee agreement containing intellectual property assignment or license of NitroMed IP Rights or any confidentiality provision; (ii) consulting or independent contractor agreement containing intellectual property assignment or license of NitroMed IP Rights or any confidentiality provision; and (iii) confidentiality or nondisclosure agreement.
               (f) NitroMed exclusively owns all right, title, and interest to and in NitroMed IP Rights (other than NitroMed IP Rights licensed to NitroMed, as identified in Part 3.10(c) of the NitroMed Disclosure Schedule) free and clear of any liens. Without limiting the generality of the foregoing:
                         (i) To the Knowledge of NitroMed, all documents and instruments necessary to apply for NitroMed Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

                         (ii) To the Knowledge of NitroMed, each Person who is or was an employee or contractor of NitroMed or a NitroMed Subsidiary and who is or was involved in the creation or development of any NitroMed IP Rights has signed or has the obligation to sign a valid, enforceable agreement obligating the assignment of Intellectual Property to NitroMed and confidentiality provisions protecting trade secrets and confidential information of NitroMed. To the Knowledge of NitroMed, no current or former stockholder, officer, director, or employee of NitroMed or a NitroMed Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any NitroMed IP Rights. To the Knowledge of NitroMed, no employee of NitroMed or a NitroMed Subsidiary is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for NitroMed or (b) in breach of any Contract with any former employer or other Person concerning NitroMed IP Rights or confidentiality provisions protecting trade secrets and confidential information in NitroMed IP Rights.
                         (iii) NitroMed has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that NitroMed holds, or purports to hold, as a trade secret.
                         (iv) NitroMed has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any NitroMed IP Rights to any other Person.
                         (v) NitroMed is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate NitroMed to grant or offer to any other Person any license or right to any NitroMed IP Rights.
               (g) To NitroMed’s Knowledge, all NitroMed Registered IP is valid and enforceable. Without limiting the generality of the foregoing, to NitroMed’s Knowledge:
                         (i) Each U.S. patent application and U.S. patent in which NitroMed or a NitroMed Subsidiary has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention claimed in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which NitroMed or a NitroMed Subsidiary has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention claimed in the foreign patent application or foreign patent being first made available to the public.
                         (ii) No registered trademark or trade name owned, used, or applied for by NitroMed conflicts or interferes with any registered trademark or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any registered trademark in which NitroMed or a NitroMed Subsidiary has or purports to have an ownership interest has been impaired.
                         (iii) Each item of NitroMed IP Rights that is NitroMed Registered IP is and at all times has been filed and maintained, as applicable, in compliance with all applicable Legal Requirements.

                         (iv) No interference, opposition, reissue, reexamination, or other proceeding is pending or threatened, in which the scope, validity, or enforceability of any NitroMed IP Rights is being, has been, or could reasonably be expected to be contested or challenged.
               (h) Part 3.10(h) of the NitroMed Disclosure Schedule accurately identifies, and NitroMed has delivered or made available to Archemix a complete and accurate copy of, each letter that has been sent or otherwise delivered in the last five (5) years by or to NitroMed or a NitroMed Subsidiary or any director or officer of NitroMed or a NitroMed Subsidiary to a third party regarding any actual, alleged, or suspected infringement or misappropriation of any NitroMed IP Rights, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
               (i) Neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any NitroMed IP Rights; (b) a breach by NitroMed or a NitroMed Subsidiary of any license agreement listed or required to be listed in Part 3.10(c) of the NitroMed Disclosure Schedule; (c) the release, disclosure, or delivery of any NitroMed IP Rights by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of NitroMed IP Rights.
               (j) NitroMed has made available to Archemix the identity of the third-party patents and patent applications found during all freedom to operate searches that were conducted by NitroMed or a NitroMed Subsidiary. Except as disclosed therein, to NitroMed’s Knowledge, NitroMed or a NitroMed Subsidiary has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property rights of any other Person. Without limiting the generality of the foregoing, except as disclosed in the freedom to operate searches made available to Archemix pursuant to this Section 3.10(j), to NitroMed’s Knowledge:
                         (i) No product or service that has been developed or that is being commercially sold by NitroMed as specified in Part 3.10(a) of the NitroMed Disclosure Schedule, nor the performance of making, using, selling or offering for sale or importation of any such product or service, has infringed, misappropriated, or otherwise violated the Intellectual Property rights of any other Person.
                         (ii) No infringement, misappropriation, or similar claim or Legal Proceeding related to the infringement, misappropriation or other violation of the Intellectual Property rights of any other Person is pending or threatened against NitroMed, a NitroMed Subsidiary or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by NitroMed with respect to such claim or Legal Proceeding.

                         (iii) NitroMed has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.
               (k) No claim or Legal Proceeding involving any NitroMed IP Rights is pending or, to NitroMed’s Knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of NitroMed IP Rights by NitroMed or a NitroMed Subsidiary, or (ii) the manufacturing, distribution, or sale of any product or service being developed by NitroMed or a NitroMed Subsidiary, or that is being commercially sold by NitroMed or a NitroMed Subsidiary.
          3.11 Contracts.
               (a) Part 3.11(a) of the NitroMed Disclosure Schedule identifies each NitroMed Contract, including:
                         (i) each NitroMed Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor;
                         (ii) each NitroMed Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or NitroMed IP Rights;
                         (iii) each NitroMed Contract imposing any restriction on NitroMed’s or any NitroMed Subsidiary’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;
                         (iv) each NitroMed Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;
                         (v) each NitroMed Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;
                         (vi) each NitroMed Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including NitroMed Contracts involving investments by NitroMed in, or loans by NitroMed to, any other Entity;
                         (vii) each NitroMed Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any NitroMed Related Party;

                         (viii) each NitroMed Contract relating to indebtedness for borrowed money;
                         (ix) each NitroMed Contract related to the acquisition or disposition of material assets of NitroMed or any NitroMed Subsidiary or any other Person;
                         (x) any other NitroMed Contract that (i) has a term of more than 60 days and that may not be terminated by NitroMed (without penalty) within 60 days after the delivery of a termination notice by NitroMed or (ii) that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to NitroMed having a value in excess of $100,000 in the aggregate;
                         (xi) each NitroMed Contract constituting a commitment of any Person to purchase products (including products in development) of NitroMed or any NitroMed Subsidiary; and
                         (xii) each NitroMed Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to NitroMed or any NitroMed Subsidiary in connection with the Contemplated Transactions.
               (b) NitroMed has delivered or made available to Archemix accurate and complete (except for applicable redactions thereto) copies of all material written NitroMed Contracts, including all amendments thereto. Each NitroMed Contract is valid and in full force and effect, is enforceable by NitroMed or the applicable NitroMed Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have an NitroMed Material Adverse Effect.
               (c) Neither NitroMed nor any NitroMed Subsidiary has materially violated or breached, or committed any material default under, any NitroMed Contract, and, to the Knowledge of NitroMed, no other Person has violated or breached, or committed any default under, any NitroMed Contract which would reasonably expected to have a NitroMed Material Adverse Effect.
               (d) Neither NitroMed nor any NitroMed Subsidiary has received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any NitroMed Contract.
               (e) Part 3.11(e) of the NitroMed Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by NitroMed (other than term sheets provided by NitroMed or to NitroMed by any third party related to the subject matter of this transaction).

               (f) Part 3.11(f) of the NitroMed Disclosure Schedule provides an accurate and complete list of all Consents required under any NitroMed Contract to consummate the Merger and the other Contemplated Transactions.
          3.12 Tax Matters.
               (a) All Tax Returns required to be filed by or on behalf of NitroMed or any NitroMed Subsidiary with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “NitroMed Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects. All Taxes due on or before the Closing Date have been or will be paid on or before the Closing Date. NitroMed has delivered or made available to Archemix accurate and complete copies of all NitroMed Returns filed which has been requested by Archemix. NitroMed shall establish in its books and records, in the Ordinary Course of Business, reserves adequate for the payment of all unpaid Taxes by NitroMed or any NitroMed Subsidiary for the period from January 1, 2008 through the Closing Date.
               (b) The audited consolidated balance sheets of NitroMed as of December 31, 2005, 2006 and 2007 and the unaudited balance sheet of NitroMed as of September 30, 2008 fully accrue all liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP.
               (c) No NitroMed Return has been examined or audited by any Governmental Body within the past ten (10) years and no examination or audit of any NitroMed Return is currently in progress or, to the Knowledge of NitroMed, threatened or contemplated. NitroMed has delivered or made available to Archemix accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of NitroMed or any NitroMed Subsidiary relating to NitroMed Returns within the past ten (10) years. Within the past ten (10) years, no extension or waiver of the limitation period applicable to any of the NitroMed Returns has been granted (by NitroMed, any NitroMed Subsidiary or any other Person), and no such extension or waiver has been requested from NitroMed or any NitroMed Subsidiary. All Taxes that NitroMed was required by law to withhold or collect within the past ten (10) years have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body. Neither NitroMed nor any NitroMed Subsidiary has executed or filed any power of attorney with any taxing authority within the past ten (10) years.
               (d) No claim or Legal Proceeding is pending or, to the Knowledge of NitroMed, has been threatened against or with respect to NitroMed or any NitroMed Subsidiary in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by NitroMed or any NitroMed Subsidiary with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by NitroMed or the applicable NitroMed Subsidiary and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of NitroMed or any NitroMed Subsidiary except liens for current Taxes not yet due and payable. Neither NitroMed nor any NitroMed Subsidiary has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. NitroMed has not been, and NitroMed will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.
               (e) Neither NitroMed nor any NitroMed Subsidiary has (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing (or which it has been required to file) a consolidated federal income Tax Return (other than a group of which only NitroMed and NitroMed Subsidiaries were members), (ii) any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) ever been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. Neither NitroMed nor any NitroMed Subsidiary is or has ever been, a party to or bound by any Tax indemnity agreement, Tax-sharing agreement, Tax allocation agreement or similar Contract. Neither NitroMed nor any NitroMed Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
               (f) None of the assets of NitroMed or any NitroMed Subsidiary (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.
               (g) Neither NitroMed nor any NitroMed Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.
               (h) No NitroMed Subsidiary is or has been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.
               (i) Neither NitroMed nor any NitroMed Subsidiary has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

               (j) Neither NitroMed nor any NitroMed Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.
               (k) Neither NitroMed nor any NitroMed Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.
               (l) Neither NitroMed nor any NitroMed Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.
               (m) Section 3.12(m) of the NitroMed Disclosure Schedule sets forth a complete and accurate list of any NitroMed Subsidiaries for which a “check-the-box” election under Section 7701 has been made.
               (n) Neither NitroMed nor any NitroMed Subsidiary has engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.
               (o) Neither NitroMed nor any NitroMed Subsidiary has taken any action or has failed to take any action or has Knowledge of any fact, agreement, plan or other circumstance that would cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.
          3.13 Employee and Labor Matters; Benefit Plans.
               (a) Part 3.13(a) of the NitroMed Disclosure Schedule accurately sets forth, with respect to each employee of NitroMed or any NitroMed Subsidiary (including any employee of NitroMed or any NitroMed Subsidiary who is on a leave of absence) with an annual base salary in excess of $175,000:
                         (i) the name of such employee and the date as of which such employee was originally hired by NitroMed or any NitroMed Subsidiary;
                         (ii) such employee’s title;
                         (iii) the aggregate dollar amount of the wages, salary, and bonuses received by such employee from NitroMed or any NitroMed Subsidiary with respect to services performed in 2007;

                         (iv) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with NitroMed’s business or any NitroMed Subsidiary’s business;
                         (v) to the Knowledge of NitroMed, such employee’s citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non-U.S. citizens, identifies the visa or other similar Permit under which such employee is working for NitroMed or any NitroMed Subsidiary and the dates of issuance and expiration of such visa or other Permits; and
                         (vi) such employee’s primary office location.
               (b) Except as required by COBRA, Part 3.13(b) of the NitroMed Disclosure Schedule accurately identifies each former employee of NitroMed or any NitroMed Subsidiary who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from NitroMed or any NitroMed Subsidiary) relating to such former employee’s employment with NitroMed or any NitroMed Subsidiary; and Part 3.13(b) of the NitroMed Disclosure Schedule accurately describes such benefits.
               (c) The employment of NitroMed’s and each NitroMed Subsidiary’s employees is terminable by NitroMed or the applicable NitroMed Subsidiary at will. NitroMed has delivered or made available to Archemix accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials governing the terms and conditions of the employment of the employees of NitroMed or any NitroMed Subsidiary.
               (d) To the Knowledge of NitroMed:
                         (i) no Key Employee of NitroMed or any NitroMed Subsidiary intends to terminate his employment with NitroMed or the applicable NitroMed Subsidiary;
                         (ii) no Key Employee of NitroMed or any NitroMed Subsidiary has received an offer that remains outstanding to join a business that may be competitive with NitroMed’s or any NitroMed Subsidiary’s business; and
                         (iii) no employee of NitroMed or any NitroMed Subsidiary is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of NitroMed or the applicable NitroMed Subsidiary; or (B) NitroMed’s or any NitroMed Subsidiary’s business or operations.
               (e) Neither NitroMed nor any NitroMed Subsidiary is a party to or bound by, and neither NitroMed nor any NitroMed Subsidiary has ever been a party to or bound by any union contract, collective bargaining agreement or similar Contract.
               (f) To the Knowledge of NitroMed, neither NitroMed nor any NitroMed Subsidiary is engaged in any unfair labor practice, and there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting NitroMed or any NitroMed Subsidiary, since January 1, 2005. To the Knowledge of NitroMed, there are no actions, suits, claims, labor disputes or grievances pending relating to any labor, safety, wage/hour or discrimination matters involving any employee of NitroMed or any NitroMed Subsidiary, including, without limitation, charges of unfair labor practices or discrimination complaints. To the Knowledge of NitroMed, the consummation of the Merger or any of the other Contemplated Transactions will not have a material adverse effect on NitroMed or any NitroMed Subsidiary’s labor relations.
               (g) Part 3.13(g) of the NitroMed Disclosure Schedule lists any independent contractors who have provided services to NitroMed or any NitroMed Subsidiary for a period of six consecutive months or longer since January 1, 2005.
               (h) Part 3.13(h) of the NitroMed Disclosure Schedule identifies each NitroMed Plan sponsored, maintained, contributed to or required to be contributed to by NitroMed or any NitroMed Subsidiary for the benefit of any current or former employee of NitroMed or any NitroMed Subsidiary. Except to the extent required to comply with Legal Requirements, neither NitroMed nor any NitroMed Subsidiary intends or has committed to establish or enter into any new NitroMed Plan, or to modify any NitroMed Plan.
               (i) NitroMed has delivered or made available to Archemix: (i) correct and complete copies of all documents setting forth the terms of each NitroMed Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each NitroMed Plan; (iii) if the NitroMed Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, the most recent annual actuarial and funding report for such NitroMed Plan; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each NitroMed Plan; (v) all material written Contracts relating to each NitroMed Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of NitroMed or any NitroMed Subsidiary relating to any NitroMed Plan and any proposed NitroMed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to NitroMed or any NitroMed Subsidiary; (vii) all material correspondence to or from any Governmental Body relating to any NitroMed Plan; (viii) the form of all COBRA forms and related notices; (ix) all insurance policies in the possession of NitroMed or any NitroMed Subsidiary pertaining to fiduciary liability insurance covering the fiduciaries for each NitroMed Plan; (x) all discrimination tests required under the Code for each NitroMed Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each NitroMed Plan intended to be qualified under Section 401(a) of the Code.
               (j) NitroMed and each NitroMed Subsidiary has performed all material obligations required to be performed by it under each NitroMed Plan and is not in default under or violation of, and NitroMed has no Knowledge of any default under or violation by any other party of, the terms of any NitroMed Plan. Each NitroMed Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any NitroMed Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and nothing has occurred since the issuance of such that would reasonably be expected to cause the loss of such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any NitroMed Plan subject to ERISA or Section 4975 of the Code that would reasonably be expected to result in material liability to NitroMed or any NitroMed Subsidiary. There are no claims or Legal Proceedings pending, or, to the Knowledge of NitroMed, threatened or reasonably anticipated (other than routine claims for benefits), against any NitroMed Plan or against the assets of any NitroMed Plan. Each NitroMed Plan (other than any NitroMed Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Archemix, NitroMed, any NitroMed Subsidiary or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of NitroMed, threatened by any Governmental Body with respect to any NitroMed Plan. Neither NitroMed nor any NitroMed Subsidiary has ever incurred any penalty or tax with respect to any NitroMed Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. NitroMed and each NitroMed Subsidiary have made all contributions and other payments required by and due under the terms of each NitroMed Plan.
               (k) Neither NitroMed nor any NitroMed Subsidiary has ever maintained, established, sponsored, participated in, or contributed to any: (i) Pension Plan subject to Title IV of ERISA; (ii) multiple employer plan subject to Section 413 of the Code; (iii) multiemployer plan within the meaning of Section (3)(37) of ERISA; (iv) multiple employer welfare arrangement subject to Section 3(40) of ERISA, or (v) a program or arrangement subject to Section 419, 419A or 501(c)(9) of the Code. NitroMed has never maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of NitroMed is or was held as a plan asset. NitroMed has never maintained a Pension Plan or multiemployer plan, or the equivalent thereof, in a foreign jurisdiction (a “NitroMed Foreign Plan”).
               (l) No NitroMed Plan provides (except at no cost to NitroMed or any NitroMed Subsidiary) or reflects or represents any liability of NitroMed or any NitroMed Subsidiary to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to NitroMed or any NitroMed Subsidiary, neither NitroMed nor any NitroMed Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any employee of NitroMed or any NitroMed Subsidiary (either individually or to employees of NitroMed or any NitroMed Subsidiary as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

               (m) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any NitroMed Plan, NitroMed Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of NitroMed or any NitroMed Subsidiary.
               (n) To the Knowledge of NitroMed, NitroMed and all NitroMed Subsidiaries: (i) are in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to their employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of NitroMed, threatened claims or Legal Proceedings against NitroMed or any NitroMed Subsidiary under any worker’s compensation policy or long-term disability policy.
               (o) Neither NitroMed nor any NitroMed Subsidiary is required to be, and, to the Knowledge of NitroMed, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Neither NitroMed nor any NitroMed Subsidiary has ever been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. To the Knowledge of NitroMed, neither NitroMed nor any NitroMed Subsidiary has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).
               (p) To the Knowledge of NitroMed, no officer or employee of NitroMed or any NitroMed Subsidiary is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such employee’s efforts to promote the interests of NitroMed or any NitroMed Subsidiary, or that would interfere with the business of NitroMed or any NitroMed Subsidiary. To the Knowledge of NitroMed, neither the execution nor the delivery of this Agreement, nor the carrying on of the business of NitroMed or any NitroMed Subsidiary as presently conducted nor any activity of any employees of NitroMed or any NitroMed Subsidiary in connection with the carrying on of the business of NitroMed or any NitroMed Subsidiary as presently conducted will, to the Knowledge of NitroMed, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of NitroMed or any NitroMed Subsidiary may be bound.

               (q) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of NitroMed or any NitroMed Subsidiary that, considered individually or considered collectively with any other such Contracts and/or other events, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither NitroMed nor any NitroMed Subsidiary is a party to any Contract, nor does NitroMed or any NitroMed Subsidiary have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.
               (r) No holder of shares of NitroMed Common Stock holds shares of NitroMed Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made and were not acquired on the exercise of an incentive stock option as defined in Section 422 of the Code.
               (s) Any NitroMed employee plan, including, without limitation, any and all salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and any plans described in 3(3) of ERISA (collectively, the “NitroMed Plans”, and each individually a “NitroMed Plan”) sponsored, maintained, contributed to or required to be contributed to by NitroMed or any NitroMed Subsidiary for the benefit of any employee of NitroMed or any NitroMed Subsidiary and which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the proposed regulations and other guidance issued with respect thereto so as to avoid any additional Tax pursuant to Section 409A(a)(1)(B)(i)(II) of the Code. No NitroMed Options, restricted stock awards, stock appreciation rights to other awards based on the capital stock of NitroMed constitutes “deferred compensation” within the meaning of Section 409A.
          3.14 Environmental Matters. NitroMed and each NitroMed Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by NitroMed and each NitroMed Subsidiary of all Permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither NitroMed nor any NitroMed Subsidiary has received since January 1, 2007 any written notice, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that NitroMed or any NitroMed Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of NitroMed, there are no circumstances that may prevent or interfere with NitroMed’s or any NitroMed Subsidiary’s compliance with any Environmental Law as currently enacted. To the Knowledge of NitroMed, no current owner of any property leased or controlled by NitroMed or any NitroMed Subsidiary has received since January 1, 2003 any written notice relating to property owned or leased at any time by NitroMed, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current owner or NitroMed or any NitroMed Subsidiary is not in compliance with or violated any Environmental law relating to such property. All Governmental

Authorizations currently held by NitroMed or any NitroMed Subsidiary pursuant to Environmental Laws are identified in Part 3.14 of the NitroMed Disclosure Schedule.
          3.15 Insurance. NitroMed maintains insurance policies with reputable insurance carriers against all risks of a character as usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Part 3.15 of the NitroMed Disclosure Schedule sets forth each insurance policy (including general liability, worker’s compensation and employee liability, directors and officers insurance, employee benefits liability, product liability, clinicial trial insurance, crime, non-owned and hired automobile liability, and property, including business income and extra expense and change in controlled environment coverages) to which NitroMed is a party. Each such insurance policy is in full force and effect. Since January 1, 2007, NitroMed has not received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.
          3.16 Title to Assets; Bank Accounts; Receivables.
               (a) Each of NitroMed and any NitroMed Subsidiary owns, and has good, valid and marketable title to, all assets purported to be owned by it. All of such assets are owned by NitroMed and any NitroMed free and clear of any material Encumbrances, except for (a) any lien for current Taxes not yet due and payable, (b) liens which secure a payment not yet due that arises, and is customarily discharged, in the Ordinary Course of Business, (c) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business and (d) liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto.
               (b) Part 3.16(b) of the NitroMed Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of NitroMed or any NitroMed Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.
               (c) All existing accounts receivable of NitroMed or any NitroMed Subsidiary (including those accounts receivable reflected on the NitroMed Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the NitroMed Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of NitroMed or any NitroMed Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the unaudited interim consolidated balance sheet for NitroMed as of September 30, 2008 delivered or made available to Merger Partner prior to the date of this Agreement.

          3.17 Legal Proceedings; Orders. Except as described in the NitroMed SEC Documents, there is no pending Legal Proceeding, and to the Knowledge of NitroMed, no Person has threatened to commence any Legal Proceeding: (i) that involves NitroMed or any NitroMed Subsidiary or any assets owned or used by NitroMed or any NitroMed Subsidiary or any Person whose liability NitroMed or any NitroMed Subsidiary has or may have retained or assumed, either contractually or by operation of law claiming damages, which, if adversely determined, would reasonably be expected to have a NitroMed Material Adverse Effect; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions. To the Knowledge of NitroMed, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. There is no order, writ, injunction, judgment or decree to which NitroMed or any NitroMed Subsidiary, or any of the assets owned or used by NitroMed or any NitroMed Subsidiary, is subject.
          3.18 Non-Contravention; Consents. Subject to obtaining the Required NitroMed Stockholder Vote for the applicable Contemplated Transactions, adoption of this Agreement by NitroMed as the sole stockholder of Merger Sub, the filing of the NitroMed Certificate of Amendment, and the filing of the Certificate of Merger as required by the DGCL, neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
               (a) contravene, conflict with or result in a violation of any of the provisions of NitroMed’s certificate of incorporation or bylaws;
               (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which NitroMed or any NitroMed Subsidiary, or any of the assets owned or used by NitroMed or any NitroMed Subsidiary, is subject, except as would not reasonably be expected to have a NitroMed Material Adverse Effect;
               (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by NitroMed or any NitroMed Subsidiary or that otherwise relates to NitroMed’s or any NitroMed Subsidiary’s business or to any of the assets owned or used by NitroMed or any NitroMed Subsidiary, except as would not reasonably be expected to have a NitroMed Material Adverse Effect;
               (d) result in a material conflict, violation or breach of, or result in a material default under, any provision of any material NitroMed Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such NitroMed Contract, (ii) accelerate the maturity or performance of any such NitroMed Contract, or (iii) cancel, terminate or modify any such NitroMed Contract, except as would not reasonably be expected to have a NitroMed Material Adverse Effect; or

               (e) result in the imposition or creation of any material Encumbrance upon or with respect to any asset owned or used by NitroMed or any NitroMed Subsidiary (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of NitroMed or any NitroMed Subsidiary) except as would not reasonably be expected to have a NitroMed Material Adverse Effect.
Except for those filings, notices or Consents disclosed in Part 3.18 of the NitroMed Disclosure Schedule, NitroMed and the NitroMed Subsidiaries are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other Contemplated Transactions.
          3.19 Vote Required. The affirmative vote of (i) the holders of a majority of the NitroMed Common Stock having voting power present in person or represented by proxy at the NitroMed Stockholders’ Meeting is the only vote of the holders of any class or series of NitroMed capital stock necessary to approve the issuance of NitroMed Common Stock in connection with the Merger and (ii) the holders of a majority of the NitroMed Common Stock having voting power outstanding on the record date for the NitroMed Stockholders’ Meeting is the only vote necessary to approve the NitroMed Certificate of Amendment ((i) and (ii) together, the “Required NitroMed Stockholder Vote”).
          3.20 Regulatory Compliance.
               (a) All NitroMed Products of NitroMed or any NitroMed Subsidiary that are subject to the jurisdiction of any Governmental Body are being manufactured, labeled, stored, tested, developed, distributed, marketed and promoted, as applicable, in compliance in all material respects with all applicable Legal Requirements.
               (b) Part 3.20(b) of the NitroMed Disclosure Schedule lists all claims, statements, and other matters (including, but not limited to, all correspondence or communications with Governmental Bodies) concerning or relating to any health care program funded by any Governmental Body that involves, relates to or alleges: (i) any violation of any Legal Requirement of any such program with respect to any activity, practice or policy of NitroMed, any NitroMed Subsidiary or any NitroMed Product, resulting from the action of NitroMed or any NitroMed Subsidiary or, to the Knowledge of NitroMed, any agent, representative or contractor of NitroMed or any NitroMed Subsidiary; or (ii) any violation of any Legal Requirement of any such program with respect to any claim for payment or reimbursement made for a NitroMed Product. There are no such violations or irregularities nor are there any grounds to anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any Governmental Body with respect to any of the activities, transactions, practices, policies or claims of NitroMed, any NitroMed Subsidiary or involving any NitroMed Product. Neither NitroMed, any NitroMed Subsidiary nor any NitroMed Product is currently subject to any outstanding investigation or audit (except for routine periodic audits conducted pursuant to regulatory or contractual requirements in the ordinary course of business) by any such Governmental Body and, to the Knowledge of

NitroMed, there are no grounds to anticipate any such investigation or audit in the foreseeable future.
               (c) Neither NitroMed nor any NitroMed Subsidiary, nor to the Knowledge of NitroMed, any agent, representative or contractor of NitroMed or any NitroMed Subsidiary, has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral in violation of any applicable Legal Requirements relating to any anti-kickback law, including without limitation the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”), or any applicable state anti-kickback law.
               (d) Neither NitroMed, nor to the Knowledge of NitroMed, any agent, representative or contractor of NitroMed or any NitroMed Subsidiary, has submitted or caused to be submitted any claim for payment to any health care program in violation of any applicable Legal Requirements relating to false claim or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud law. NitroMed and any agent, representative or contractor of NitroMed or any NitroMed Subsidiary, has promoted all NitroMed Products of NitroMed and any NitroMed Subsidiary in accordance with all applicable Legal Requirements relating to off-label promotion.
               (e) NitroMed has obtained and holds all such Permits, including without limitation all such Permits required by the United States Food and Drug Administration, as are necessary to conduct its business in the manner currently conducted. NitroMed has satisfied all of the material requirements of and fulfilled and performed all of its material obligations with respect to the Permits, and, to NitroMed’s Knowledge, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that could not reasonably be expected to have a NitroMed Material Adverse Effect.
               (f) NitroMed has obtained approval from the United States Food and Drug Administration for any NitroMed Product that it has marketed or is marketing commercially in the United States. NitroMed has timely filed with the United States Food and Drug Administration all required notices, supplemental applications, investigational new drug applications, and annual or other reports or documents, including adverse experience reports for the NitroMed Products or product candidates. NitroMed has disclosed to Archemix (i) copies of all correspondence with the United States Food and Drug Administration and other similar Governmental Bodies regarding any of the NitroMed Products or product candidates and (ii) all information relating to Product complaints and adverse drug experience.
               (g) Neither NitroMed nor any NitroMed Subsidiary, nor to the Knowledge of NitroMed, any agent, representative or contractor of NitroMed or any NitroMed Subsidiary, has received any notices or correspondence from the United States Food and Drug Administration nor any Governmental Body exercising comparable authority requiring the termination or suspension of sale of the approved NitroMed Products or otherwise alleging that NitroMed or a NitroMed Subsidiary is not in compliance in all material respects with all applicable Legal Requirements.
          3.21 NitroMed Action. The board of directors of NitroMed and Merger Sub (at meetings duly called and held in accordance with the NitroMed Constituent Documents) have (a) unanimously determined that the Merger is advisable and in the best interests of NitroMed, Merger Sub and the stockholders of NitroMed and (b) unanimously determined to recommend that the stockholders of NitroMed vote to approve the BiDil Divestiture and the transactions contemplated thereby and the issuance of shares of NitroMed Common Stock to the stockholders of Archemix pursuant to the terms of this Agreement and such other actions as contemplated by this Agreement.
          3.22 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of NitroMed or Merger Sub.
          3.23 Certain Payments. Neither NitroMed nor its Subsidiaries, nor to NitroMed’s Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of NitroMed or its Subsidiaries, has at any time, directly or indirectly:
               (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;
               (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of NitroMed;
               (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;
               (d) performed any favor or given any gift which was not deductible for federal income tax purposes;
               (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or
               (f) agreed or committed to take any of the actions described in clauses “(a)” through “(e)” above.
          3.24 Authority; Binding Nature of Agreement. NitroMed and Merger Sub have all requisite corporate power and authority to enter into and perform their obligations under this Agreement; and the execution, delivery and performance by NitroMed and Merger Sub of this Agreement (including the contemplated issuance of NitroMed Common Stock pursuant to the Merger in accordance with this Agreement and the effectuation of the NitroMed Certificate of Amendment) have been duly authorized by all necessary action on the part of NitroMed and Merger Sub and their respective boards of directors, subject only to the adoption of this Agreement by NitroMed as the sole stockholder of Merger Sub, obtaining the Required NitroMed Stockholder Vote for the applicable Contemplated Transactions, the filing of the NitroMed Certificate of Amendment and the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by NitroMed and Merger Sub, and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes the legal, valid and binding obligation of NitroMed and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
          3.25 Anti-Takeover Law. The board of directors of NitroMed has taken all action necessary and required to render inapplicable to the Merger, this Agreement or any agreement contemplated hereby and the Contemplated Transactions (a) any anti-takeover provision in NitroMed’s certificate of incorporation or bylaws, (b) any takeover provision in any NitroMed Contract, and (c) any takeover provision in any applicable state law.
          3.26 Valid Issuance. The NitroMed Common Stock to be issued pursuant to the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
          3.27 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act.
          (a) NitroMed and each NitroMed Subsidiary maintains internal control over financial reporting which provide assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of NitroMed’s and each NitroMed Subsidiary’s assets, (ii) transactions are executed with management’s authorization, and (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of NitroMed and to maintain accountability for NitroMed’s consolidated assets.
          (b) NitroMed maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning NitroMed and NitroMed Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of NitroMed’s filings with the SEC and other public disclosure documents.
          (c) Neither NitroMed nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including without limitation any certifications required by Section 906 of the Sarbanes-Oxley Act.
          (d) NitroMed has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of NitroMed.

          3.28 Disclosure. The information supplied by NitroMed for inclusion in the Joint Proxy Statement/Prospectus (including any NitroMed SEC Documents) will not, as of the date of the Joint Proxy Statement/Prospectus or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.
     4. CERTAIN COVENANTS OF THE PARTIES
          4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), upon reasonable notice NitroMed and Archemix shall, and shall cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each of NitroMed and Archemix shall promptly provide the other Party with copies of:
                         (i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month;
                         (ii) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write off reports, hiring reports and capital expenditure reports prepared for its senior management;
                         (iii) any written materials or communications sent by or on behalf of a Party to its stockholders;
                         (iv) any notice, document or other communication sent by or on behalf of a Party to any party to any material NitroMed Contract or material Archemix Contract,

as applicable, or sent to a Party by any party to any material NitroMed Contract or material Archemix Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such material NitroMed Contract or material Archemix Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);
                         (v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;
                         (vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and
                         (vii) any material notice, report or other document received by a Party from any Governmental Body.
Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information.
          4.2 Operation of NitroMed’s Business.
                         (a) Except as set forth on Part 4.2 of the NitroMed Disclosure Schedule, during the Pre-Closing Period each of NitroMed and its Subsidiaries shall conduct its respective business and operations (i) in the Ordinary Course of Business, except for the BiDil Divestiture and the NO Program Divestiture (each as defined below), and (ii) in material compliance with all applicable Legal Requirements and the material requirements of all Contracts that constitute material Contracts. In addition, during the Pre-Closing Period, NitroMed shall promptly notify Archemix of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting NitroMed or NitroMed’s Subsidiaries that is commenced, or, to the Knowledge of NitroMed, threatened against, NitroMed or NitroMed’s Subsidiaries; or (C) any material developments with respect to the transactions contemplated by (i) the divestiture of certain assets and liabilities associated with its BiDil product (any such divestiture, the “BiDil Divestiture”), including any material developments with respect to that certain Purchase and Sale Agreement by and between NitroMed and JHP Pharmaceuticals, LLC, dated as of October 22, 2008 (the “BiDil Asset Purchase Agreement”) or (ii) the divestiture through one or more transactions of certain of the assets and liabilities associated with NitroMed’s nitric-oxide based research technology platform (the “NO Program Divestiture”).
                         (b) Subject to any Legal Requirement applicable to NitroMed or any of its Subsidiaries and except as set forth on Part 4.2 of the NitroMed Disclosure Schedule, during the Pre-Closing Period, neither NitroMed nor any of its Subsidiaries shall, without the prior written consent of Archemix (which shall not be unreasonably withheld, conditioned or delayed), take any action set forth in Section 3.5(c)-(t).
          4.3 Operation of Archemix’s Business.
               (a) Except as set forth on Part 4.3 of the Archemix Disclosure Schedule, during the Pre-Closing Period: (i) Archemix shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in material compliance with all applicable Legal Requirements and the material requirements of all Contracts that constitute material Contracts; (ii) Archemix shall preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Archemix; and (iii) Archemix shall promptly notify NitroMed of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Archemix that is commenced, or, to the Knowledge of Archemix, threatened against, Archemix.
               (b) Subject to any Legal Requirement applicable to Archemix, during the Pre-Closing Period, Archemix agrees that it shall not, without the prior written consent of NitroMed (which shall not be unreasonably withheld, conditioned or delayed) take any action set forth in Section 2.5(c)-(s); provided, however, that the consent of NitroMed will not be required for (A) the entry into, modification, amendment, alteration or waiver of any Contract made in the ordinary course of business consistent with past practice, (B) the entry of any Contract described on Part 4.3 of the Archemix Disclosure Schedule, (C) capital expenditures substantially in accordance with a capital expenditure plan as previously provided to NitroMed or (D) any action taken as set forth in Section 2.5(j).
          4.4 Disclosure Schedule Updates. During the Pre-Closing Period, Archemix on the one hand, and NitroMed on the other, shall promptly notify the other Party in writing, by delivery of an updated Archemix Disclosure Schedule or NitroMed Disclosure Schedule, as the case may be, of: (i) the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such Party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such Party; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Archemix on the one hand, and NitroMed on the other, shall promptly advise the other Party in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to, or otherwise affecting, such Party or (to the Knowledge of such Party) any director, officer or Key

Employee of such Party. No notification given pursuant to this Section 4.4 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement or its Disclosure Schedule for purposes of Section 7.1 or 7.2, in the case of Archemix, or Section 8.1 or 8.2 in the case of NitroMed.
          4.5 No Solicitation.
               (a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to obtaining the Required NitroMed Stockholder Vote or the Required Archemix Stockholder Vote, as applicable, each Party may furnish information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a Superior Offer or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that is reasonably likely to result in a Superior Offer that is submitted to such Party by such Person (and not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.5; (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors of such Party under applicable Legal Requirements; (C) at least three (3) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) at least three (3) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

               (b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.
               (c) Section 4.5(a) notwithstanding, each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.
               (d) Each Party shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into prior to or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by the other Party. Each Party shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to such Party all confidential information heretofore furnished to such Person by or on behalf of such Party.
          4.6 Employee Benefit Plans. As of the day immediately prior to the Closing, NitroMed shall terminate each NitroMed Plan that is a 401(k) plan, and, as of the Closing, NitroMed shall terminate each other NitroMed Plan, other than the NitroMed Option Plans and the NitroMed 2003 Employee Stock Purchase Plan. All Archemix Plans shall survive the Merger and continue in effect after the Closing in accordance with their terms (collectively, the “Continuing Plans”) and any applicable service agreements, trusts and assets associated with the Continuing Plans.
     5. ADDITIONAL AGREEMENTS OF THE PARTIES
          5.1 Registration Statement; Joint Proxy Statement/Prospectus.
          (a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and NitroMed shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Prior to the Form S-4 Registration Statement being declared effective under the Securities Act by the SEC (a) NitroMed and Merger Sub shall execute and deliver to Wilmer Cutler

Pickering Hale and Dorr LLP and to Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. tax representation letters in a form reasonably acceptable to such counsel; and (b) Archemix shall execute and deliver to Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. and to Wilmer Cutler Pickering Hale and Dorr LLP tax representation letters in a form reasonably acceptable to such counsel. Following the delivery of the tax representation letters pursuant to the preceding sentence, (x) NitroMed shall use its commercially reasonable efforts to cause Wilmer Cutler Pickering Hale and Dorr LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (y) Archemix shall use its commercially reasonable efforts to cause Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.1(a). Each of the Parties shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the stockholders of Archemix and the stockholders of NitroMed as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Archemix occurs, or if Archemix becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then Archemix shall promptly inform NitroMed thereof and shall cooperate with NitroMed in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Archemix.
          (b) Prior to the Effective Time, NitroMed shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the NitroMed Common Stock to be issued pursuant to the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Archemix Common Stock or Archemix Preferred Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Archemix Stockholders’ Meeting; provided, however, that NitroMed shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction; or (iii) otherwise become subject to taxation in any jurisdiction.
          5.2 Archemix Stockholders’ Meeting.
          (a) Subject to Section 5.2(c), Archemix shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Archemix Common Stock and Archemix Preferred Stock to vote on the adoption of this Agreement (the “Archemix Stockholders’ Meeting”). The Archemix Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Archemix shall ensure that all proxies solicited in connection with the Archemix Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

          (b) Archemix agrees that, subject to Section 5.2(c): (i) the board of directors of Archemix shall recommend that the holders of Archemix Common Stock and Archemix Preferred Stock vote to adopt this Agreement and such other matters contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Archemix recommends that the holders of Archemix Common Stock and Archemix Preferred Stock vote to adopt this Agreement and such other matters contemplated by this Agreement at the Archemix Stockholders’ Meeting (the recommendation of the board of directors of Archemix that the stockholders of Archemix vote to adopt this Agreement and such other matters contemplated by this Agreement being referred to as the “Archemix Board Recommendation”); and (iii) the Archemix Board Recommendation shall not be withdrawn or modified in a manner adverse to NitroMed, and no resolution by the board of directors of Archemix or any committee thereof to withdraw or modify the Archemix Board Recommendation in a manner adverse to NitroMed shall be adopted or proposed.
          (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Archemix Stockholder Vote, the board of directors of Archemix may withhold, amend, withdraw or modify the Archemix Board Recommendation in a manner adverse to NitroMed if (i) other than in response to an Acquisition Proposal the board of directors of Archemix, based upon a material development or change in circumstances occurring, arising or coming to the attention of such directors after the date hereof that was neither known to such directors nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal or any matter set forth on Part 5.2(c) of the Archemix Disclosure Schedule) (such material development or change in circumstances, an “Archemix Intervening Event”) determines in good faith, following consultation with its outside legal counsel, that in light of such Archemix Intervening Event the failure to withhold, amend, withdraw or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements, or (ii) Archemix has not breached Section 4.5 and Archemix receives a Superior Offer and determines to terminate this Agreement pursuant to Section 9.1(k); provided, that NitroMed must receive three (3) Business Days prior written notice from Archemix confirming that Archemix’s board of directors has determined to change its recommendation.
     5.3 NitroMed Stockholders’ Meeting.
          (a) Subject to Section 5.3(c), NitroMed shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of NitroMed Common Stock to vote on the issuance of NitroMed Common Stock pursuant to the Merger, the NitroMed Certificate of Amendment and, if not previously approved or scheduled for consideration at a separate meeting of holders of NitroMed Common Stock, approval of the BiDil Divestiture and the transactions contemplated thereby (such meeting, the “NitroMed Stockholders’ Meeting”). The NitroMed Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. NitroMed shall ensure that all proxies solicited in connection with the NitroMed Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

               (b) NitroMed agrees that, subject to Section 5.3(c): (i) the board of directors of NitroMed shall recommend that the holders of NitroMed Common Stock vote to approve (A) the NitroMed Certificate of Amendment, (B) the BiDil Divestiture and the transactions contemplated thereby if not previously approved or scheduled for consideration at a separate meeting of holders of NitroMed Common Stock, and (C) the issuance of NitroMed Common Stock pursuant to the Merger and such other matters contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of NitroMed recommends that the stockholders of NitroMed vote to approve the NitroMed Certificate of Amendment, the BiDil Divestiture and the transactions contemplated thereby (if not previously approved or scheduled for consideration at a separate meeting of holders of NitroMed Common Stock), the issuance of NitroMed Common Stock pursuant to the Merger and such other matters contemplated by this Agreement (the recommendation of the board of directors of NitroMed that the stockholders of NitroMed vote to approve (A) the NitroMed Certificate of Amendment, (B) the BiDil Divestiture and the transactions contemplated thereby if not previously approved or scheduled for consideration at a separate meeting of holders of NitroMed Common Stock, (C) the issuance of NitroMed Common Stock pursuant to the Merger and (D) such other matters contemplated by this Agreement being referred to as the “NitroMed Board Recommendation”); and (iii) the NitroMed Board Recommendation shall not be withdrawn or modified in a manner adverse to Archemix, and no resolution by the board of directors of NitroMed or any committee thereof to withdraw or modify the NitroMed Board Recommendation in a manner adverse to Archemix shall be adopted or proposed; provided that, at any time on or before ten (10) Business Days prior to the NitroMed Stockholders’ Meeting, the board of directors of NitroMed or any committee thereof may withdraw its recommendation with respect to the BiDil Divestiture as proposed prior to such date and substitute its recommendation in favor of a BiDil Divestiture that such board or committee in good faith believes is more favorable to NitroMed and any such action shall not be deemed a breach or violation of this Section 5.3.
               (c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the adoption of this Agreement by the Required NitroMed Stockholder Vote, the board of directors of NitroMed may withhold, amend, withdraw or modify the NitroMed Board Recommendation in a manner adverse to Archemix if (i) other than in response to an Acquisition Proposal the board of directors of NitroMed determines, based upon a material development or change in circumstances occurring, arising or coming to the attention of such directors after the date hereof that was neither known to such directors nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal or any matter set forth on Part 5.3(c) of the NitroMed Disclosure Schedule) (such material development or change in circumstances, a “NitroMed Intervening Event”), in good faith, following consultation with its outside legal counsel, that in light of such NitroMed Intervening Event the failure to withhold, amend, withdraw or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements or (ii) NitroMed has not breached Section 4.5 and NitroMed receives a Superior Offer and determines to terminate this Agreement pursuant to Section 9.1(j); provided, that Archemix must receive three (3) Business Days prior written notice from NitroMed confirming that NitroMed’s board of directors has determined to change its recommendation.

          5.4 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, notifications or other documents required to be filed in connection with the Merger under any applicable U.S. or foreign Legal Requirement relating to antitrust or competition matters. Archemix and NitroMed shall as promptly as practicable respond in compliance with any inquiries or requests received from any U.S., state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.
          5.5 Archemix Stock Options; Archemix Warrants.
               (a) Subject to Section 5.5(e), at the Effective Time, NitroMed shall assume the Archemix Stock Option Plan and each Archemix Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, and each such option shall be converted into and become an option to purchase NitroMed Common Stock in accordance with the terms (as in effect as of the date of this Agreement) of the Archemix Stock Option Plan under which such Archemix Option was issued and the terms of the stock option agreement by which such Archemix Option is evidenced. All rights with respect to Archemix Common Stock under Archemix Options assumed by NitroMed shall thereupon be converted into rights with respect to NitroMed Common Stock. Accordingly, from and after the Effective Time: (i) each Archemix Option assumed by NitroMed may be exercised solely for shares of NitroMed Common Stock; (ii) the number of shares of NitroMed Common Stock subject to each Archemix Option assumed by NitroMed shall be determined by multiplying (A) the number of shares of Archemix Common Stock that were subject to such Archemix Option immediately prior to the Effective Time by (B) the Applicable Archemix Common Stock Exchange Ratio, as determined pursuant to Section 1.6, and rounding the resulting number down to the nearest whole number of shares of NitroMed Common Stock; (iii) the per share exercise price for the NitroMed Common Stock issuable upon exercise of each Archemix Option assumed by NitroMed shall be determined by dividing the effective per share exercise price of Archemix Common Stock subject to such Archemix Option, as in effect immediately prior to the Effective Time, by the Applicable Archemix Common Stock Exchange Ratio, as determined pursuant to Section 1.6, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Archemix Option assumed by NitroMed shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Archemix Options shall otherwise remain unchanged including, with respect to Archemix Options that were intended to qualify as “incentive stock options” under Section 422 of the Code, such provisions shall remain unchanged as are necessary to ensure that such Archemix Options continue to qualify as “incentive stock options” under Section 422 of the Code and will not be deemed subject to Section 409A of the Code; provided, however, that: (A) each Archemix Option assumed by NitroMed in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to NitroMed Common Stock subsequent to the Effective Time, including on account of the Reverse Stock Split, and in a manner consistent with the requirements of Section 409A and Section 422 of the Code, as applicable; and (B) the board of directors of NitroMed or a committee thereof shall succeed to the authority and responsibility of the board of directors of Archemix or any committee thereof with respect to each Archemix Option assumed by NitroMed and the Archemix Stock Option Plan. After the Effective Time, options issued under the Archemix Stock Option Plan may be exercised solely for shares of NitroMed Common Stock.
               (b) Subject to Section 5.5(e), at the Effective Time, each Archemix Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall become converted into and become a warrant to purchase NitroMed Common Stock and NitroMed shall assume each such Archemix Warrant in accordance with its terms. All rights with respect to Archemix Common Stock or Archemix Preferred Stock under Archemix Warrants assumed by NitroMed shall thereupon be converted into rights with respect to NitroMed Common Stock. Accordingly, from and after the Effective Time: (i) each Archemix Warrant assumed by NitroMed may be exercised solely for shares of NitroMed Common Stock; (ii) the number of shares of NitroMed Common Stock subject to each Archemix Warrant assumed by NitroMed shall be determined by multiplying (A) the number of shares of Archemix Common Stock or Archemix Preferred Stock, as the case may be, that were subject to such Archemix Warrant immediately prior to the Effective Time by (B) the Applicable Archemix Common Stock Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of NitroMed Common Stock; (iii) the per share exercise price for the NitroMed Common Stock issuable upon exercise of each Archemix Warrant assumed by NitroMed shall be determined by dividing the effective per share exercise price of Archemix Common Stock or Archemix Preferred Stock, as the case may be, that were subject to such Archemix Warrant, as in effect immediately prior to the Effective Time, by the Applicable Archemix Common Stock Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Archemix Warrant assumed by NitroMed shall continue in full force and effect and the term and other provisions of such Archemix Warrant shall otherwise remain unchanged.
               (c) NitroMed shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NitroMed Common Stock for delivery upon exercise of the Archemix Options assumed by the NitroMed in accordance with Section 5.5(a). NitroMed shall file with the SEC, no later than 30 days after the Effective Time, a registration statement on Form S-8, if available for use by NitroMed, relating to the shares of NitroMed Common Stock issuable with respect to Archemix Options assumed by NitroMed in accordance with Section 5.5(a). If NitroMed or Archemix reasonably believe, with advice of counsel, that NitroMed will not be eligible to use Form S-8 within 30 days after the Effective Time, then NitroMed shall use commercially reasonable efforts to include in the Form S-4 Registration Statement the registration under the Securities Act of the Equity Retention Plan Options and the shares of NitroMed Common Stock issuable upon exercise of the Equity Retention Plan Options and the Archemix Options. If NitroMed is not able to register such securities in the Form S-4 Registration Statement, then as soon as practicable and in any event within 30 days after the Effective Time, NitroMed shall file with the SEC, and use its commercially reasonable efforts to have declared effective as soon as practicable, a “shelf”

registration statement on Form S-3 (which NitroMed shall use commercially reasonable efforts to include as part of the Form S-4 Registration Statement) (or if NitroMed is not eligible to use Form S-3, any other form that NitroMed is eligible to use) covering the issuance by NitroMed of the Equity Retention Plan Options and the shares of NitroMed Common Stock issuable upon exercise of the Equity Retention Plan Options and the Archemix Options. NitroMed shall use commercially reasonable efforts to keep the registration statement covering the issuance by NitroMed of the Equity Retention Plan Options and the shares of NitroMed Common Stock issuable upon exercise of the Equity Retention Plan Options and the Archemix Options continuously effective and usable for a period commencing on the date on which the SEC declares such registration statement effective until such time as NitroMed is eligible to and files a Form S-8 to register the securities covered thereby.
               (d) Subject to compliance with Section 422 of the Code and NASDAQ Marketplace Rule 4350(i)(A)(1)(iii) and IM-4350-5, authorized but unissued shares reserved for issuance under the Archemix Stock Option Plan as of the Effective Time and any shares which become available for issuance in accordance with the terms of the Archemix Stock Option Plan following the Effective Time, each as adjusted in the same manner as the outstanding Archemix Options pursuant to Section 5.5(a) hereof, shall be available for grant to persons who were employees of Archemix as of the Effective Time or who are employed by Archemix following the Effective Time.
               (e) Prior to the Effective Time, NitroMed and Archemix shall take all actions that may be necessary (under the Archemix Stock Option Plan and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Archemix Options or Archemix Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5.
          5.6 NitroMed Options. For the avoidance of doubt, at the Effective Time, each NitroMed Option that is outstanding and unexercised immediately prior to the Effective Time, other than the options to be cancelled that are listed in Part 3.3(b) of the NitroMed Disclosure Schedule, whether or not vested, shall be assumed by NitroMed in accordance with the terms (as in effect as of the date of this Agreement) of the NitroMed Option Plan under which such NitroMed Option was issued and the terms of the stock option agreement by which such NitroMed Option is evidenced.
          5.7 Indemnification of Officers and Directors.
               (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of NitroMed and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of NitroMed or Archemix (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of NitroMed or Archemix, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of NitroMed and the Surviving Corporation, jointly and severally, upon receipt by NitroMed or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
               (b) The certificate of incorporation and bylaws of each of NitroMed and the Surviving Corporation shall contain, and NitroMed shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of NitroMed and Archemix than are presently set forth in the certificate of incorporation and bylaws of NitroMed and Archemix, as applicable, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of NitroMed or Archemix.
               (c) NitroMed shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by Archemix (provided that NitroMed may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided, however, that in no event shall NitroMed be required to expend pursuant to this Section 5.7(c) more than an amount equal to 200% of current annual premiums paid by Archemix for such insurance.
               (d) NitroMed shall purchase an insurance policy, with an effective date as of the earlier of (x) the Closing or (y) the termination or expiration of NitroMed’s existing insurance policy, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by NitroMed (provided that NitroMed may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided, however, that in no event shall NitroMed be required to expend pursuant to this Section 5.7(d) more than an amount equal to 200% of current annual premiums paid by NitroMed for such insurance.
               (e) NitroMed shall purchase directors’ and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to NitroMed.
               (f) NitroMed shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7, unless a D&O Indemnified

Party ultimately is determined not to be entitled to such indemnification or insurance recovery, as the case may be, by a court of competent jurisdiction in a final, non-appealable judgment.
               (g) The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of NitroMed and Archemix by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.
               (h) In the event NitroMed or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of NitroMed or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7
               (i) NitroMed shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7.
          5.8 Additional Agreements.
               (a) Subject to Section 5.8(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement (including, in the case of NitroMed, Section 8.6 and 8.7). Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other Party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.
               (b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.
          5.9 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.
          5.10 Listing. NitroMed shall use commercially reasonable efforts to maintain its existing listing on the NASDAQ Global Market and to cause the shares of NitroMed Common Stock to be issued in the Merger, and upon exercise of the Archemix Options and the Archemix Warrants to be approved for listing (subject to notice of issuance) on the NASDAQ Global Market at or prior to the Effective Time. Archemix shall promptly furnish to NitroMed all information concerning Archemix that may be required or reasonably requested in connection with such listing.
          5.11 Directors and Officers.
               (a) Prior to the Effective Time, and subject to the receipt of any required stockholder vote, NitroMed shall take all necessary corporate action, including adopting a certificate of amendment to its certificate of incorporation and amending its bylaws, if necessary, (i) to cause the number of members of the board of directors of NitroMed to be fixed at seven (7), and the persons identified on Part 5.11(a)(i) of the Archemix Disclosure Schedule, concurrently with the Effective Time, to constitute the board of directors of NitroMed, which action will be effective concurrently with the Effective Time, and (ii) to obtain the resignations of the directors identified on Part 5.11(a)(ii) of the Archemix Disclosure Schedule, which resignations will be effective concurrently with the effectiveness of the elections referred to in clause (i). If any person so designated to be a director shall prior to the Effective Time be unable or unwilling to hold office beginning concurrently with the Effective Time, a majority of the directors of NitroMed (if such person is an Affiliate of NitroMed) or a majority of the directors of Archemix (if such person is an Affiliate of Archemix) shall designate another to be appointed or nominated for election as a director in his or her place.

               (b) At the Effective Time, NitroMed and the Surviving Corporation shall take all action necessary (i) to cause the number of members of the Surviving Corporation’s board of directors to be fixed at one and the person identified on Schedule 5.11(b)(i) to be elected to the Surviving Corporation’s board of directors, which action will be effective concurrently with the Effective Time and (ii) effective concurrently with such appointment, to obtain the resignations, or to cause the removal without cause, of the directors identified on Schedule 5.11(b)(ii). If any person so designated to be a director shall prior to the Effective Time be unable or willing to hold office beginning concurrently with the Effective Time, Archemix (if such person is an Affiliate of Archemix) shall designate another person to be appointed as a director to his or her place.
               (c) NitroMed shall terminate all of its officers and employees, except for those listed on Part 5.11(c) of the Archemix Disclosure Schedule prior to, or immediately following, the Effective Time.
               (d) Prior to the Effective Time, the board of directors of NitroMed, shall appoint the Persons as officers of NitroMed listed in Part 5.11(d) of the Archemix Disclosure Schedule.
          5.12 Tax Matters.
               (a) NitroMed, Merger Sub and Archemix each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which to their Knowledge could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.
               (b) This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan or reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). NitroMed, Merger Sub and Archemix shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
               (c) On or prior to the Closing, Archemix shall deliver to NitroMed a notice that the Archemix Common Stock and Archemix Preferred Stock is not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with evidence reasonably satisfactory to NitroMed that Archemix delivered or made available notice to the Internal Revenue Service in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If NitroMed does not receive the notice described above on or before the Closing Date, NitroMed shall be permitted to withhold from the payments to be made pursuant to this Agreement in accordance with Section 1.13 of this Agreement.
               (d) NitroMed, Merger Sub and Archemix each agree to use their respective commercially reasonable efforts to obtain the opinions referred to in Sections 7.4(d) and 8.4(c), respectively, including by executing letters of representation as described in Section 5.1(a).

               (e) Promptly after the date of this Agreement and during the Pre-Closing Period, NitroMed shall use commercially reasonable efforts to determine all amounts owed but not paid by NitroMed for sales and use Taxes, including interest and penalties, for all periods prior to the Effective Time. Such efforts shall include, but not be limited to, engaging third party advisors to negotiate on NitroMed’s behalf, seeking tax amnesty settlements, and registering and filing Tax Returns in all applicable states.
          5.13 Equity Retention Plan. The Board of Directors of NitroMed shall adopt an Equity Retention Plan (the “Equity Retention Plan”), pursuant to which, subject to the closing of the Merger, employees of Archemix who continue to be employed following the Merger will be granted options to purchase shares of NitroMed Common Stock following the Effective Time in such amounts specified by Archemix, not to exceed the aggregate number of shares of NitroMed Common Stock specified in Part 5.13 of the Archemix Disclosure Schedule, and subject to the terms specified therein. Such options shall be granted with an exercise price equal to the closing price of the NitroMed Common Stock on the date of grant. Except for purposes of calculating the Applicable Archemix Common Stock Exchange Ratio, the number of shares of NitroMed Common Stock to be issuable upon exercise of the options granted under the Equity Retention Plan (the “Equity Retention Plan Options”) shall be adjusted in the same manner as set forth in Section 5.5(a) hereof for each Archemix Option.
          5.14 Archemix Affiliates. Set forth in Part 5.14 of the Archemix Disclosure Schedule is a list of those persons who may be deemed to be, in Archemix’s reasonable judgment, affiliates of Archemix within the meaning of Rule 145 promulgated under the Securities Act, including any former affiliates of Archemix who may following the Effective Time be current affiliates of NitroMed (an “Archemix Affiliate”).
          5.15 Resale Registration Statement. As soon as practicable and in any event within 90 days after the Effective Time, NitroMed shall file with the SEC, and use its commercially reasonable efforts to have declared effective as soon as practicable, a resale “shelf” registration statement on Form S-3 (which NitroMed shall use commercially reasonable efforts to include as part of the Form S-4 Registration Statement) (or if NitroMed is not eligible to use Form S-3, any other form that NitroMed is eligible to use) (a “Shelf Registration Statement”) pursuant to Rule 415 promulgated under the Securities Act covering the resale by the Archemix Affiliates of shares of NitroMed Common Stock issued pursuant to this Agreement as merger consideration (the “Registrable Merger Shares”). NitroMed shall use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective and usable for the resale of the Registrable Merger Shares covered thereby for a period commencing on the date on which the SEC declares such Shelf Registration Statement effective and ending on the earlier of (x) the date upon which all of the Registrable Merger Shares first become eligible for resale pursuant to Rule 145 under the Securities Act without restriction or (y) the first date upon which all of the Registrable Merger Shares covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement.
          5.16 Section 16(b). Prior to the Effective Time, Archemix may take such steps as may be reasonably necessary or advisable in order to cause any dispositions of Archemix’s equity securities (including derivative securities) made by the Archemix directors and officers pursuant to the terms of this Agreement to be duly approved for purposes of Section

16(b) of the Exchange Act or exempt thereunder. Provided that Archemix shall first provide to NitroMed the names of its stockholders and the number of shares of Archemix Common Stock or Preferred Stock or Archemix Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by NitroMed and relating to the same, the Board of Directors of NitroMed, or an authorized committee thereof, shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the issuance of shares of NitroMed Common Stock in accordance with Section 1.6 and the actions taken with respect to Archemix Options in accordance with Section 5.5.
          5.17 Current Report on Form 8-K. Archemix and NitroMed jointly agree to provide all necessary information and to cause NitroMed to file with the SEC any Current Report on Form 8-K that is required under the Exchange Act and the rules and regulations of the SEC with respect to the consummation of the Merger.
     6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY
     The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:
          6.1 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.
          6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.
          6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Archemix Stockholder Vote, and the BiDil Divestiture (if not previously approved at a separate meeting of holders of NitroMed Common Stock), the NitroMed Certificate of Amendment and the issuance of shares of NitroMed Common Stock to the stockholders of Archemix pursuant to the terms of this Agreement and such other Contemplated Transactions shall have been duly approved by the Required NitroMed Stockholder Vote.
          6.4 Governmental Authorization. Any Governmental Authorization or other Consent required to be obtained by any of the Parties under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.
          6.5 Listing. The existing shares of NitroMed Common Stock shall have been continually listed on the NASDAQ Global Market as of and from the date of this Agreement through the Closing Date, and NitroMed shall have caused the shares of NitroMed Common

Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Global Stock Market.
          6.6 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under any applicable U.S. or any material applicable foreign antitrust requirements reasonably determined to apply to the Merger shall have expired or been terminated, and there shall not be in effect any voluntary agreement between NitroMed, Merger Sub or Archemix and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither Archemix, on the one hand, nor NitroMed on the other hand, shall enter into any such voluntary agreement without the written consent of the other Party.
     7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF NITROMED AND MERGER SUB
     The obligations of NitroMed and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by NitroMed, at or prior to the Closing, of each of the following conditions:
          7.1 Accuracy of Representations. The representations and warranties of Archemix contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Archemix Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Archemix Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Archemix Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).
          7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that Archemix is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Archemix in all material respects.
          7.3 Consents. All of the Consents set forth on Part 2.20 of the Archemix Disclosure Schedule shall have been obtained and shall be in full force and effect.
          7.4 Agreements and Other Documents. NitroMed shall have received the following agreements and other documents, each of which shall be in full force and effect:
               (a) a certificate executed by the chief executive officer and chief financial officer of Archemix confirming that the conditions set forth in Sections 7.1, 7.2 and 7.3 have been duly satisfied;

               (b) certificates of good standing (or equivalent documentation) of Archemix in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of the board of directors of Archemix authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Archemix; and
               (c) NitroMed shall have received a written opinion from Wilmer Cutler Pickering Hale and Dorr LLP, counsel to NitroMed, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. renders such opinion to NitroMed (it being agreed that NitroMed and Archemix shall each provide reasonable cooperation, including making reasonable and customary representations, to Wilmer Cutler Pickering Hale and Dorr LLP or Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).
     8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF ARCHEMIX
     The obligations of Archemix to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Archemix, at or prior to the Closing, of each of the following conditions:
          8.1 Accuracy of Representations. The representations and warranties of NitroMed and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a NitroMed Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “NitroMed Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the NitroMed Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).
          8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that NitroMed or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
          8.3 Consents. All the Consents set forth on Part 3.18 of the NitroMed Disclosure Schedule shall have been obtained and shall be in full force and effect.

          8.4 Documents. Archemix shall have received the following documents:
               (a) A certificate executed by the chief executive officer and chief financial officer of NitroMed confirming that the conditions set forth in Sections 8.1, 8.2 and 8.3 have been duly satisfied;
               (b) certificates of good standing of each of NitroMed and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by NitroMed and Merger Sub hereunder; and
               (c) Archemix shall have received the opinion of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., counsel to Archemix, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilmer Cutler Pickering Hale and Dorr LLP renders such opinion to Archemix (it being agreed that NitroMed and Archemix shall each provide reasonable cooperation, including making reasonable and customary representations, to Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. or Wilmer Cutler Pickering Hale and Dorr LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).
          8.5 Certificate of Amendment. The NitroMed Certificate of Amendment shall have become effective under the DGCL.
          8.6 Net Cash at Closing. NitroMed shall have Net Cash at Closing, determined in accordance with Section 1.7, of at least $34,500,000.
          8.7 BiDil Divestiture. NitroMed shall have completed the BiDil Divestiture.
     9. TERMINATION
          9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether (except as set forth below) before or after adoption of this Agreement by Archemix’s stockholders and whether (except as set forth below) before or after approval of the NitroMed Certificate of Amendment or the issuance of NitroMed Common Stock pursuant to the Merger by NitroMed’s stockholders):
               (a) by mutual written consent duly authorized by the Boards of Directors of NitroMed and Archemix;
               (b) by either NitroMed or Archemix if the Merger shall not have been consummated by April 30, 2009; provided, however; that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
               (c) by either NitroMed or Archemix if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
               (d) by either NitroMed or Archemix if (i) the Archemix Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the stockholders of Archemix shall have taken a final vote to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Archemix Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Archemix Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Archemix where the failure to obtain the Required Archemix Stockholder Vote shall have been caused by the action or failure to act of Archemix and such action or failure to act constitutes a material breach by Archemix of this Agreement.
               (e) by either NitroMed or Archemix if (i) the NitroMed Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the stockholders of NitroMed shall have taken a final vote to approve (A) the NitroMed Certificate of Amendment and (B) the BiDil Divestiture and the transactions contemplated thereby, if not previously approved at a separate meeting of holders of NitroMed Common Stock, and (C) the issuance of shares of NitroMed Common Stock in the Merger; and (ii) either (x) the NitroMed Certificate of Amendment, (y) the BiDil Divestiture and the transactions contemplated thereby, if not previously approved at a separate meeting of holders of NitroMed Common Stock, or (z) the issuance of NitroMed Common Stock pursuant to the Merger shall not have been approved at the NitroMed Stockholders’ Meeting by the Required NitroMed Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to NitroMed where the failure to obtain the Required NitroMed Stockholder Vote shall have been caused by the action or failure to act of NitroMed and such action or failure to act constitutes a material breach by NitroMed of this Agreement.
               (f) by Archemix (at any time prior to the approval of the NitroMed Certificate of Amendment and the issuance of NitroMed Common Stock pursuant to the Merger by the Required NitroMed Stockholder Vote) if a NitroMed Triggering Event shall have occurred;
               (g) by NitroMed (at any time prior to the adoption of this Agreement by the Required Archemix Stockholder Vote) if an Archemix Triggering Event shall have occurred;
               (h) by Archemix, upon a breach of any representation, warranty, covenant or agreement on the part of NitroMed or Merger Sub set forth in this Agreement, or if any representation or warranty of NitroMed or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in NitroMed’s or Merger Sub’s representations and warranties or breach by NitroMed or Merger Sub is curable by NitroMed or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Archemix to NitroMed or Merger Sub of such breach or inaccuracy and (ii) NitroMed or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 9.1(h) as a result of such particular breach or inaccuracy if such breach by NitroMed or Merger Sub is cured prior to such termination becoming effective); and
               (i) by NitroMed, upon a breach of any representation, warranty, covenant or agreement on the part of Archemix set forth in this Agreement, or if any representation or warranty of Archemix shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Archemix’s representations and warranties or breach by Archemix is curable by Archemix, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from NitroMed to Archemix of such breach or inaccuracy and (ii) Archemix ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 9.1(i) as a result of such particular breach or inaccuracy if such breach by Archemix is cured prior to such termination becoming effective).
               (j) by NitroMed if (i) (A) the board of directors of NitroMed has withdrawn or modified the NitroMed Board Recommendation in accordance with clause (i) of Section 5.3(c) and (B) immediately prior to the termination of this Agreement, NitroMed pays to Archemix the amount payable pursuant to Section 9.3(b); or (ii) immediately prior to entering into a definitive agreement with respect to a Superior Offer, provided that (A) NitroMed has not breached Section 4.5 of this Agreement and , the board of directors of NitroMed has withdrawn or modified the NitroMed Board Recommendation in accordance with clause (ii) of Section 5.3(c) and authorized NitroMed to enter into a definitive agreement for a transaction that constitutes a Superior Offer, (B) immediately prior to the termination of this Agreement, NitroMed pays to Archemix the amount payable pursuant to Section 9.3(b) and (C) immediately following such termination NitroMed enters into a definitive agreement to effect such Superior Offer.
               (k) by Archemix if (i)(A) the board of directors of Archemix has withdrawn or modified the Archemix Board Recommendation in accordance with clause (i) of Section 5.2(c) and (B) immediately prior to the termination of this Agreement, Archemix pays to NitroMed the amount payable pursuant to Section 9.3(b); or (ii) immediately prior to entering into a definitive agreement with respect to a Superior Offer, provided that (A) Archemix has not breached Section 4.5 of this Agreement and the board of directors of Archemix has withdrawn or modified the Archemix Board Recommendation in accordance with clause (ii) of Section 5.2(c) and authorized Archemix to enter into a definitive agreement for a transaction that constitutes a Superior Offer, (B) immediately prior to the termination of this Agreement, Archemix pays to NitroMed the amount payable pursuant to Section 9.3(b), and (C) immediately following such termination of Archemix enters into a definitive agreement to effect such Superior Offer.
               (l) by Archemix, if (i) NitroMed shall have Net Cash at Closing, determined in accordance with Section 1.7, of less than $34,500,000, or (ii) Archemix reasonably concludes that the NitroMed Board has recommended or NitroMed has entered into a BiDil Divestiture or a NO Divestiture that would reasonably be likely to (a) cause a delay in the completion of the Merger beyond the date set forth in Section 9.1(b) hereof, (b) in the case of a BiDil Divestiture impose increased liability or indemnification obligations on NitroMed or additional limitations on the conduct of NitroMed’s business following the closing of such BiDil Divestiture compared to the terms of the BiDil Asset Purchase Agreement, or (c) in the case of a NO Divestiture impose liability or indemnification obligations on NitroMed or limitations on the conduct of NitroMed’s business following the NO Program Divestiture in a manner inconsistent with Part 9.1(l) of the NitroMed Disclosure Schedule.
          9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.
          9.3 Expenses; Termination Fees.
               (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that NitroMed and Archemix shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing, mailing and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and any amendments or supplements thereto.
               (b) (i) If this Agreement is terminated (A) (x) by NitroMed or Archemix pursuant to Section 9.1(e) and (y) at any time before the NitroMed Stockholders’ Meeting an Acquisition Proposal with respect to NitroMed shall have been publicly announced, disclosed or otherwise communicated to the board of directors or stockholders of NitroMed and (z) within 12 months after the termination of this Agreement, NitroMed enters into any agreement for an Acquisition Transaction or consummates an Acquisition Transaction or (B) by Archemix pursuant to Section 9.1(f), in either case, without duplication, NitroMed shall pay to Archemix, within five Business Days after the earlier of entering into such agreement or such consummation, in the case of (A), or termination, in the case of (B), a nonrefundable fee in an amount equal to $1,500,000.

                         (ii) If this Agreement is terminated (A) (x) by NitroMed or Archemix pursuant to Section 9.1(d) and (y) at any time before the Archemix Stockholders’ Meeting an Acquisition Proposal with respect to Archemix shall have been publicly announced, disclosed or otherwise communicated to the board of directors of Archemix or stockholders of Archemix and (z) within 12 months after the termination of this Agreement, Archemix enters into any agreement for an Acquisition Transaction or consummates an Acquisition Transaction or (B) by NitroMed pursuant to Section 9.1(g), in either case, without duplication, Archemix shall pay to NitroMed, within five Business Days after the earlier of entering into such agreement or such consummation, in the case of (A), or termination, in the case of (B), a nonrefundable fee in an amount equal to $1,500,000.
               (c) If this Agreement is terminated by Archemix pursuant to Section 9.1(l) and at the time of such termination Archemix is not in breach of this Agreement in a manner which would prevent the satisfaction of any condition in Section 6 and 7 required to be satisfied by Archemix, then NitroMed shall reimburse Archemix for its documented fees and expenses associated with the Agreement and the Contemplated Transactions, including fees and expenses of legal counsel and accountants and any fees and expenses incurred in the preparation of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and any amendments or supplements thereto; provided, however, that such fees and expenses shall not exceed $1,500,000 if this Agreement is terminated pursuant to Section 9.1(l)(i) and $500,000 if this Agreement is terminated pursuant to Section 9.1(l)(ii) .
               (d) If either Party fails to pay when due any amount payable by such Party under Section 9.3(b), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
     10. MISCELLANEOUS PROVISIONS
          10.1 Non-Survival of Representations and Warranties. The representations, warranties and covenants of Archemix, Merger Sub and NitroMed contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time.
          10.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of Archemix and NitroMed at any time (whether before or after the adoption of this Agreement by the stockholders of Archemix or before or after the approval of the NitroMed Certificate of Amendment or the issuance of shares of NitroMed Common Stock to the stockholders of Archemix pursuant to the terms of this Agreement by the stockholders of NitroMed); provided, however, that after any such adoption of this Agreement by the stockholders of Archemix, no amendment shall be made which by law requires further approval of the stockholders of Archemix without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Archemix and NitroMed.
          10.3 Waiver.
               (a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
               (b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
          10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the correspondence referred to in Section 2.9(i) and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
          10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the Parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding (including counter-claims) arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.8. Nothing in this Section 10.5, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.
          10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
          10.7 Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties hereto; (b) rights pursuant to Section 1, and (c) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):
if to NitroMed or Merger Sub:
NitroMed, Inc.
45 Hayden Avenue
Suite 3000
Lexington MA 02421
Fax: (781) 274-8080
Attention: Kenneth Bate, President and CEO
with a copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Fax: (858) 550-6420
Attention: Steven D. Singer, Esq.
           Jay E. Bothwick, Esq.
           Cynthia T. Mazareas, Esq.
if to Archemix:

Archemix Corp.
300 Third Street
Cambridge, MA 02142
Fax: (617) 621-9300
Attention: Errol B. DeSouza, President and CEO
with a copy to:
Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Fax: (617) 542-2241
Attention: Jeffrey M. Wiesen, Esq.
                Scott A. Samuels, Esq.
          10.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
          10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
          10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.
          10.12 Construction.
               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
               (b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
               (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
               (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.
               (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

NITROMED, INC.

By:	/s/ Kenneth M. Bate
Name:	Kenneth M. Bate
Title:	President and Chief Executive Officer

NEWPORT ACQUISITION CORP.

By:	/s/ Kenneth M. Bate
Name:	Kenneth M. Bate
Title:	President

ARCHEMIX CORP.

By:	/s/ Errol B. DeSouza
Name:	Errol B. DeSouza
Title:	President and Chief Executive Officer
SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A
DEFINITIONS
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
Archemix Common Stock. “Archemix Common Stock” shall mean the common stock, $0.001 par value per share, of Archemix.
Archemix Contract. “Archemix Contract” shall mean any Contract to which Archemix is a Party and (a) by which any of Archemix’s or any Archemix IP Rights or any other asset of Archemix is or may become bound or under which Archemix has, or may become subject to, any obligation; or (b) under which Archemix has or may acquire any right or interest.
Archemix IP Rights. “Archemix IP Rights” shall mean all Intellectual Property owned by, licensed to, or controlled by Archemix that is necessary or used in Archemix’s business as presently conducted.
Archemix IP Rights Agreement. “Archemix IP Rights Agreement” shall mean any Contract governing, related or pertaining to any Archemix IP Rights.
Archemix Material Adverse Effect. “Archemix Material Adverse Effect” shall mean any effect, change, event, circumstance or development (each such item, an “Effect”) that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Archemix Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance or prospects of Archemix; or (b) the ability of Archemix to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be an Archemix Material Adverse Effect: (i) any change in the business, financial condition, assets, operations or financial performance or prospects of Archemix caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions or the announcement thereof, (ii) any failure by Archemix to meet internal projections or forecasts for any period, (iii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which Archemix competes, (iv) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (v) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (vi) any Effect resulting from the announcement or pendency of the Merger, so long as, the effects in (iii), (iv) and (v) of this definition do not disproportionately affect Archemix relative to the other participants in the industry or industry sectors in which Archemix operates.

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Archemix Options. “Archemix Options” shall mean options to purchase shares of Archemix Common Stock issued by Archemix.
Archemix Preferred Stock. “Archemix Preferred Stock” shall mean Archemix Series A Preferred Stock, Archemix Series B Preferred Stock and Archemix Series C Preferred Stock.
Archemix Products. “Archemix Products” shall mean all products being manufactured, distributed or developed by or on behalf of Archemix.
Archemix Related Party. “Archemix Related Party” shall mean (i) each of the stockholders of Archemix listed on Schedule 2 hereto; (ii) each individual who is, or who has at any time been, an officer or director of Archemix; (iii) each member of the immediate family of each of the individuals referred to in clause (i) and (ii) above; and (iv) any trust or other Entity (other than Archemix) in which any one of the Persons referred to in clauses (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.
Archemix Registered IP. “Archemix Registered IP” shall mean all Archemix IP Rights that are filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.
Archemix Series A Preferred Stock. “Archemix Series A Preferred Stock” shall mean shares of Archemix’s Series A Convertible Preferred Stock, par value $0.01 per share.
Archemix Series B Preferred Stock. “Archemix Series B Preferred Stock” shall mean shares of Archemix’s Series B Convertible Preferred Stock, par value $0.01 per share.
Archemix Series C Preferred Stock. “Archemix Series C Preferred Stock” shall mean shares of Archemix’s Series C Convertible Preferred Stock, par value $0.01 per share.
Archemix Stock Option Plan. “Archemix Stock Option Plan” shall mean the Amended and Restated 2001 Employee Consultant and Director Stock Plan, as amended, of Archemix.
Archemix Target Cash. “Archemix Target Cash” shall mean Archemix’s cash, cash equivalents and short-term and long-term investments, calculated in accordance with GAAP, on the earlier of March 31, 2009 or the date on which NitroMed Net Cash is calculated pursuant to Section 1.7 hereof.
Archemix Triggering Event. An “Archemix Triggering Event” shall be deemed to have occurred if: (i) the board of directors of Archemix shall have failed to recommend that the stockholders of Archemix vote to adopt this Agreement, or shall for any reason have withdrawn or shall have modified in a manner adverse to NitroMed the Archemix Board Recommendation; (ii) Archemix shall have failed to include in the Joint Proxy Statement/Prospectus the Archemix Board Recommendation; (iii) Archemix shall have failed to hold the Archemix Stockholders’ Meeting within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect

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to the Form S-4 Registration Statement, in which case such 45-day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the board of directors of Archemix shall have approved, endorsed or recommended any Acquisition Proposal; or (v) Archemix shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5)
Archemix Warrants. “Archemix Warrants” shall mean warrants to purchase Archemix Common Stock or Archemix Series A Preferred Stock.
Acquisition Inquiry. “Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Archemix, on the one hand or NitroMed, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party; provided however, that any inquiry, indication of interest or request for information related to the BiDil Divestiture or the NO Program Divestiture and the transactions contemplated thereby and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Inquiry.”
Acquisition Proposal. “Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal (other than an offer or proposal made or submitted by Archemix, on the one hand or NitroMed, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party; provided however, that any offer or proposal related to the BiDil Divestiture, the NO Program Divestiture or any Contract described on Part 4.3 of the Archemix Disclosure Schedule, and any of the transactions contemplated thereby and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Proposal.”
Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:
               (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;
               (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of a Party and its Subsidiaries, taken as a whole, consolidated net income of a Party and its Subsidiaries, taken as a whole, or consolidated book value of the assets of a Party and its Subsidiaries, taken as a whole; or (ii) 15% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

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               (c) any liquidation or dissolution of a Party; provided, however, that any transaction or series of transactions involving circumstances set forth in clauses (a)-(c) of this definition which relate to the BiDil Divestiture, the NO Program Divestiture or any Contract described on Part 4.3 of the Archemix Disclosure Schedule, and any of the transactions contemplated thereby and any transactions undertaken, continued or consummated in connection with those matters will be deemed not to be an “Acquisition Transaction.”
Affiliate. “Affiliate” shall mean any Person under common control with such Party within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.
Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.
Applicable Archemix Common Stock Exchange Ratio shall be determined in accordance with Schedule I hereto.
Applicable Archemix Preferred Stock Exchange Ratio shall be determined in accordance with Schedule I hereto.
BiDil. “BiDil” means the prescription medicine commercially marketed by NitroMed that consists of a combination of hydralazine hydrochloride and isosorbide dinitrate.
Business Day. “Business Day” shall mean any day other than a day on which banks in the Commonwealth of Massachusetts are authorized or obligated to be closed.
COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
Confidentiality Agreement. “Confidentiality Agreement” shall mean the Confidentiality Agreement dated June 2, 2008, between Archemix and NitroMed.
Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by the Agreement.
Contract. “Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.
DGCL. “DGCL” shall mean the General Corporation Law of the State of Delaware.

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Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, preemptive right, community property interest, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the receipt of any income derived from any asset other than (a) mechanic’s, materialmen’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business.
Entity. “Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
Environmental Law. “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.
ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by NitroMed in connection with issuance of NitroMed Common Stock pursuant to the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.
Governmental Authorization. “Governmental Authorization” shall mean any: (a) Permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ Global Market).

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Intellectual Property. “Intellectual Property” shall mean United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, copyrights, including registrations and applications for registration thereof, software, formulae, customer lists, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries) confidential information and other proprietary rights and intellectual property, whether patentable or not.
IRS. “IRS” shall mean the United States Internal Revenue Service.
Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the stockholders of Archemix in connection with the Archemix Stockholders’ Meeting and to the stockholders of NitroMed in connection with the NitroMed Stockholders’ Meeting.
Key Employee. “Key Employee” shall mean an executive officer of Archemix or NitroMed, as applicable, or any employee that reports directly to the board of directors or chief executive officer of Archemix or NitroMed, as applicable.
Knowledge. “Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.
Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
Legal Requirement. “Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Global Market or the Financial Industry Regulatory Authority).
Materials of Environmental Concern. “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.
Net Cash. “Net Cash” shall mean, as of any particular date (actual or future), without repetition (a) the sum of (i) NitroMed’s cash and cash equivalents, short-term and long-term investments,

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accounts receivable, net and restricted cash and (ii) 75% of the face value of any auction rate securities, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for NitroMed’s then most recent consolidated balance sheets filed with the SEC (“NitroMed’s Most Recent SEC Balance Sheet”) minus (b) the sum of NitroMed’s accounts payable and accrued expenses, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for NitroMed’s Most Recent SEC Balance Sheet minus (c) the amount of contractual obligations as of such date determined in a manner substantially consistent with the manner in which the “Contractual Obligations” table included in the Management’s Discussion and Analysis of Financial Condition section of NitroMed’s most recent Form 10-K for the year ended December 31, 2007 filed with the SEC was determined minus (d) the remaining cash cost of restructuring accruals as of such date determined in a manner substantially consistent with the manner in which such item was determined for NitroMed’s Most Recent SEC Balance Sheet minus (e) the cash cost of any change of control payments, severance payments or payments under Section 280G of the Code that become due to any employee of NitroMed solely as a result of the Merger and the Contemplated Transactions minus (f) the cash cost of any accrued and unpaid retention payments due to any NitroMed employee as of such date minus (g) the cash cost of any and all billed and unpaid Taxes (including estimates from any estimated tax costs arising out of any specific tax review that may be underway at the Effective Time) for which NitroMed is liable in respect of any period ending on or before such date minus (h) the remaining cash cost, if any, as of such date of any liabilities or expenses to NitroMed associated with the matters referred to in Schedule 3.14 of the NitroMed Disclosure Schedule minus (i) any remaining fees and expenses as of such date for which NitroMed is liable pursuant to this Agreement incurred by NitroMed in connection with this Agreement and the Contemplated Transactions minus (j) chargebacks relating to the BiDil product minus (k) unpaid Taxes and Tax accruals or good faith estimates therefor, including sales and use Taxes, any alternative minimum tax due with respect to the BiDil Divestiture and related professional and filing fees, minus (l) any amounts paid by NitroMed on or prior to such date in satisfaction of its obligations under Section 5.7(c), (d) or (e). No costs or expenses shall be deducted under any clause above to the extent already deducted pursuant to any other clause above. For the avoidance of doubt, no payments to be received following the anticipated date of Closing, other than from accounts receivable resulting from sales of products in the ordinary course of business, shall be included in the Net Cash Schedule.
NitroMed Common Stock. “NitroMed Common Stock” shall mean the common stock, $0.01 par value per share, of NitroMed.
NitroMed Contract. “NitroMed Contract” shall mean any Contract to which NitroMed or any of its Subsidiaries is a party and (a) by which NitroMed or any NitroMed IP Rights or any other asset of NitroMed is or may become bound or under which NitroMed has, or may become subject to, any obligation; or (b) under which NitroMed or any of its Subsidiaries has or may acquire any right or interest.
NitroMed IP Rights. “NitroMed IP Rights” shall mean all Intellectual Property owned, licensed, or controlled by NitroMed and its Subsidiaries that is necessary or used in NitroMed’s business as presently conducted.

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NitroMed IP Rights Agreement. “NitroMed IP Rights Agreement” shall mean any Contract governing, related or pertaining to any NitroMed IP Rights
NitroMed Material Adverse Effect. “NitroMed Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the NitroMed Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance or prospects of NitroMed and its Subsidiaries taken as a whole; or (b) the ability of NitroMed to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a NitroMed Material Adverse Effect: (i) any change in the business, financial condition, assets, operations or financial performance or prospects of NitroMed and the NitroMed Subsidiaries taken as a whole caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions, (ii) a change in the stock price or trading volume of NitroMed Common Stock or any failure by NitroMed to meet internal projections or forecasts for any period, (iii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which NitroMed competes, (iv) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (v) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (vi) any Effect resulting from the announcement or pendency of the Merger, or (vii) consummation of the BiDil Divestiture or the NO Program Divestiture, so long as, the effects in (iii), (iv) and (v) of this definition do not disproportionately affect NitroMed relative to the other participants in the industry or industry sectors in which NitroMed operates.
NitroMed Options. “NitroMed Options” shall mean options to purchase shares of NitroMed Common Stock issued by NitroMed.
NitroMed Products. “NitroMed Products” shall mean all products being manufactured, distributed or developed by or on behalf of NitroMed.
NitroMed Registered IP. “NitroMed Registered IP” shall mean all NitroMed IP Rights that are filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.
NitroMed Related Party. “NitroMed Related Party” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Act.
NitroMed Triggering Event. A “NitroMed Triggering Event” shall be deemed to have occurred if: (i) the board of directors of NitroMed shall have failed to recommend that the stockholders of NitroMed vote to approve the NitroMed Certificate of Amendment, the BiDil Divestiture and the transactions contemplated thereby (if not previously approved or scheduled

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for consideration at a separate meeting of holders of NitroMed Common Stock) or the issuance of NitroMed Common Stock pursuant to the Merger, or shall for any reason have withdrawn or shall have modified in a manner adverse to Archemix the NitroMed Board Recommendation (subject to the proviso in Section 5.3(b)); (ii) NitroMed shall have failed to include in the Joint Proxy Statement/Prospectus the NitroMed Board Recommendation (subject to the proviso in Section 5.3(b)); (iii) NitroMed shall have failed to hold the NitroMed Stockholders’ Meeting within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 45-day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the board of directors of NitroMed shall have approved, endorsed or recommended any Acquisition Proposal; or (v) NitroMed shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5).
Ordinary Course of Business. “Ordinary Course of Business” shall mean, in the case of each of Archemix, NitroMed and the NitroMed Subsidiaries, such reasonable and prudent actions taken in the ordinary course of its normal operations and consistent with its past practices.
Party. “Party” or “Parties” shall mean Archemix, Merger Sub and NitroMed.
Permit. “Permit” or “Permits” shall mean all permits, licenses, and other approvals or authorizations of any Governmental Body.
Person. “Person” shall mean any individual, Entity or Governmental Body.
Related Agreements. “Related Agreements” shall mean the Archemix Stockholder Voting Agreements, the NitroMed Stockholder Voting Agreements, the Certificate of Merger, the Joint Proxy Statement/Prospectus, the BiDil Asset Purchase Agreement and any other documents or agreements executed in connection with this Agreement or the Contemplated Transactions.
Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.
Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.
SEC. “SEC” shall mean the United States Securities and Exchange Commission.
Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

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Superior Offer. “Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the board of directors of NitroMed or Archemix, as applicable, determines, in its good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is more favorable, from a financial point of view, to NitroMed or NitroMed’s stockholders or Archemix or Archemix’s stockholders, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if (I) any financing required to consummate the transaction contemplated by such offer is not committed unless the board of directors of NitroMed or Archemix, as applicable, determines in good faith, that any required financing is reasonably capable of being obtained by such third party, or (II) the consummation of such transaction is contingent on any such financing being obtained.
Tax. “Tax” shall mean any federal, state, local, foreign or other taxes, levies, charges and fees or other similar assessments or liabilities in the nature of a tax, including, without limitation, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, assessment, addition to tax or interest, whether disputed or not.
Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

A1-10

ADDITIONAL DEFINITIONS
Each of the following definitions is set forth in the section of the Agreement indicated below:

Definition	Section
Archemix	Recitals

Archemix Affiliate	5.14

Archemix Audited Balance Sheet	2.4(a)(i)

Archemix Board Recommendation	5.2(b)

Archemix Certificate	1.6

Archemix Certificate of Incorporation	2.2

Archemix Constituent Documents	2.2

Archemix Disclosure Schedule	2

Archemix Financial Statements	2.4(a)

Archemix Foreign Plan	2.15(k)

Archemix Intervening Event	5.2(c)

Archemix Plans	2.15(s)

Archemix Returns	2.14(a)

Archemix Stock Certificate	1.8

Archemix Stockholder Voting Agreements	Recitals

Archemix Stockholders’ Meeting	5.2(a)

Archemix Unaudited Interim Balance Sheet	2.4(a)(ii)

Agreement	Preamble

BiDil Asset Purchase Agreement	4.2(a)

BiDil Divestiture	4.2(a)

Closing	1.3

Closing Date	1.3

A1-11

Definition	Section
Continuing Plans	4.6

Conversion Factor	1.6(a)

D&O Indemnified Parties	5.7(a)

Dispute Net Cash Determination Date	1.7(d)

Dispute Notice	1.7(b)

Dissenting Shares	1.9

Effective Time	1.3

Equity Retention Plan	5.13

Equity Retention Plan Options	5.13

Exchange Agent	1.8(a)

Exchange Fund	1.8(a)

First Anticipated Closing Date	1.7(a)

GAAP	2.4(b)

Lapse Date	1.7(b)

Merger	Recitals

Merger Sub	Preamble

Net Cash Estimation	1.7(a)

Net Cash Schedule	1.7(a)

NitroMed	Preamble

NitroMed Board Recommendation	5.3(b)

NitroMed Balance Sheet	3.6(a)

NitroMed Balance Sheet Date	3.5(h)

NitroMed Certificate of Amendment	1.5(a)

NitroMed Constituent Documents	3.2

NitroMed Disclosure Schedule	3

A1-12

Definition	Section
NitroMed Foreign Plan	3.13(k)

NitroMed Intervening Event	5.3(c)

NitroMed Option Plans	3.3(b)

NitroMed Plan	3.13(s)

NitroMed Returns	3.12(a)

NitroMed SEC Documents	3.4(a)

NitroMed Stockholder Voting Agreements	Recitals

NitroMed Stockholders’ Meeting	5.3(a)

Non-Dispute Net Cash Determination Date	1.7(c)

NO Program Divestiture	4.2(a)

Pension Plan	2.15(k)

Pre-Closing Period	4.1

Registrable Merger Shares	5.15

Required Archemix Stockholder Vote	2.22

Required NitroMed Stockholder Vote	3.19

Reverse Stock Split	1.5(a)(i)

Shelf Registration Statement	5.15

Subsequent Anticipated Closing Date	1.7(e)

Surviving Corporation	1.1

A1-13

SCHEDULE I
to
Agreement and Plan of Merger and Reorganization
by and among
NitroMed, Inc., Newport Acquisition Corp.,
and
Archemix Corp.
The Applicable Archemix Common Stock Exchange Ratio and the Applicable Archemix Preferred Stock Ratio shall be determined as follows:

Merger Shares =	Total number of shares of NitroMed Common Stock issued in the Merger, or issuable upon exercise of (i) outstanding Archemix Options or outstanding Archemix Warrants assumed in the Merger as set forth in Section 5.5 of the Merger Agreement, or (ii) Equity Retention Plan Options; provided, however, that any shares of NitroMed Common Stock issued in the Merger or issuable with respect to any shares of Archemix capital stock issued or issuable in connection with any Contract described on Part 4.3 of the Archemix Disclosure Schedule shall not be counted.

NitroMed Equivalents =	Total number of shares of NitroMed Common Stock outstanding at the Effective Time, or issuable upon outstanding NitroMed Options; provided, however, that any NitroMed Options described on Part 3.3(b) of the NitroMed Disclosure Schedule that are cancelled prior to the Effective Time shall not be counted.

Adjusted Net Cash =	Either (i) the sum of Net Cash and $19,285,714, if Archemix Target Cash is equal to or greater than the amount specified in Part 1.6(a) of the Archemix Disclosure Schedule, or (ii) the sum of Net Cash and $24,285,714, if Archemix Target Cash is less than the amount specified in Part 1.6(a) of the Archemix Disclosure Schedule.

Where:	NitroMed Equivalents x 150,000,000 = Merger Shares
Adjusted Net Cash
The Applicable Archemix Common Stock Exchange Ratio shall equal the product of (i) Merger Shares and (ii) the quotient of 0.238481 divided by 51,691,616.
The Applicable Archemix Preferred Stock Exchange Ratio shall equal the product of (i) Merger Shares and (ii) the quotient of 0.761519 divided by 105,624,995.

SCHEDULE II
to
Agreement and Plan of Merger and Reorganization
by and among
NitroMed, Inc., Newport Acquisition Corp.,
and
Archemix Corp.
Form of Calculation of Net Cash